Exhibit 10.1
EQUITY PURCHASE AGREEMENT
By and Among
L&W SUPPLY CORPORATION,
JOSEPH GEORGE ZUCCHERO,
JCSG HOLDINGS CORPORATION,
THE JOSEPH G. ZUCCHERO FAMILY TRUST
DATED SEPTEMBER 12, 1988,
and
THE ENTITIES LISTED ON EXHIBIT A-1 HERETO
Dated as of February 25, 2007

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

INDEX OF DEFINED TERMS
(continued)

Page
AAA Rules	66
Accounting Principles	3
Accounts Receivable	15
Acquisition Proposal	44
Affiliate	4
Agreement	1
Allocation Schedules	51
Balance Sheet Date	13
Balance Sheets	13
Benefit Arrangement	35
Business	2
Buyer	1
CalPly	1
CalPly Balance Sheet	12
CalPly Nevada	18
CalPly Shares	1
CalPly Tax Adjustment	49
CERCLA	32
Change in Control Agreement	4
Closing	5
Closing Consents	29
Closing Date	5
COBRA	36
Code	7
Companies	1
Company Intellectual Property	26
Company Shares	2
Confidentiality Agreement	64
Consents	29
Consulting Agreement	8
Covered Remedial Action	58
Damages	56
Disclosure Schedule	9
DOJ	6
E Foam	1
E-Foam Balance Sheet	13
Employee Plan	35
Employees	35
Environment	32
Environmental Claim	32
Environmental Condition	32
Environmental Laws	32

INDEX OF DEFINED TERMS
(continued)

Page
Environmental Liability	33
Environmental Permits	33
Environmental Reports	33
Equipment Leases	23
ERISA	35
ERISA Affiliate	37
Escrow Agent	3
Escrow Agreement	3
Escrowed Funds	3
Facilities	32
Final S Corp Income Tax Return	48
Financial Statements	12
First Tax Allocation Schedule	51
Foam Agreement	1
Foam Shares	1
Former Shareholders	1
FTC	6
GAAP	13
Governmental Approvals	33
Governmental Authorities	12
Hazardous Material	33
H-S-R Act	6
Individual	1
Initial Payment	3
Interim Purchase Price	3
IRS	7
ISSCInc.	18
ISSCo	18
Laws	26
Leased Real Property	18
Leases	18
Liability	33
Liens	2
Litigation Conditions	62
Loan Agreement	7
Location	25
Loss Reduction Amount	61
Material Contracts	22
Material Interest	23
Minority Foam Shareholders	1
Minority Shares	2
Net Debt Limit	3
New Lease Agreements	8
Noncompetition Agreement	8

v

INDEX OF DEFINED TERMS
(continued)

Page
OSHA	35
Permits	26
Permitted Liens	18
Person	4
Pre-Closing Breach	54
Products	2
Purchase Price	3
Related Agreements	11
Related Party	23
Related Party Leases	8
Release	34
Remedial Action	34
Restructuring	2
Retention Agreement	8
S Corp	27
S Corp Tax Adjustment	49
Second Tax Allocation Schedule	51
Section 338(h)(10) Election	48
Section 338(h)(10) Tax	48
Seller Holdco	1
Seller Material Adverse Change	39
Seller Trust	1
Sellers	1
Seller’s Knowledge	25
Shares	2
SMRH	5
Southwest	1
Southwest Balance Sheet	13
Southwest Shares	1
Statement of Net Debt	3
Stockdale	1
Stockdale Agreement	1
Stockdale Balance Sheet	13
Stockdale Shareholder	1
Stockdale Shares	1
Tax	28
Tax Adjustment	50
Tax Adjustment Schedule	50
Tax Return	28
Taxable	28
Taxes	28
Taxing	28
Termination Date	54
Third Party Claim	61

INDEX OF DEFINED TERMS
(continued)

Page
Threshold Amount	60
Transaction	12
Unaudited CalPly Balance Sheet	13
Unaudited Financial Statements	13
Unlimited Section	59
Warranty Costs	30

EQUITY PURCHASE AGREEMENT
          THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of February 25, 2007, is by and among L&W Supply Corporation, a Delaware corporation (“Buyer”), Joseph G. Zucchero, an individual resident in the State of California (“Individual”), JCSG Holdings Corporation, a California corporation (“Seller Holdco”), the Joseph G. Zucchero Family Trust dated September 12, 1988 (“Seller Trust” and, together with Individual and Seller Holdco, “Sellers” ), and each of the entities listed on Exhibit A-1 hereto (collectively, the “Companies”).
W I T N E S S E T H:
          WHEREAS, Individual owns all of the issued and outstanding shares of capital stock of Seller Holdco;
          WHEREAS, Individual is a trustee and beneficiary of Seller Trust;
          WHEREAS, Seller Trust owns all of the issued and outstanding shares of capital stock of California Wholesale Material Supply, Inc., a California corporation (“CalPly” and such shares, the "CalPly Shares”), and, pursuant to the Restructuring (as hereinafter defined), will transfer such shares to Seller Holdco prior to the Closing (as hereinafter defined);
          WHEREAS, Individual owns all of the issued and outstanding shares of capital stock of E Foam Corp., a Nevada corporation (“E Foam” and such shares, the “Foam Shares”), and Southwest Install and Rework, Inc., a Nevada corporation (“Southwest” and such shares, the “Southwest Shares”);
          WHEREAS, prior to the date hereof, the individuals listed on Exhibit A-2 hereto (the "Minority Foam Shareholders”) owned Foam Shares in the amounts and until the times indicated on Exhibit A-3 hereto;
          WHEREAS, on December 22, 2006, as part of the Restructuring, all of the Foam Shares then owned by the Minority Foam Shareholders were acquired by Individual pursuant to an agreement between the Minority Foam Shareholders and Individual (the “Foam Agreement”), a copy of which is attached as Exhibit B hereto, all as indicated on Exhibit A-3 hereto, for the consideration set forth therein;
          WHEREAS, Individual has entered into an agreement (the “Stockdale Agreement”), a copy of which is attached as Exhibit C hereto, with the sole shareholder of Stockdale Materials Co., Inc., a California corporation (“Stockdale”), whose name appears on Exhibit A-2 hereto (the "Stockdale Shareholder” and, together with the Foam Shareholders, the “Former Shareholders”) to purchase all of the issued and outstanding shares of Stockdale (the “Stockdale Shares” and, together with the Foam Shares previously owned by the Minority Foam Shareholders, the “Minority Shares”) for the consideration set forth therein;

          WHEREAS, immediately prior to the Closing and pursuant to the Restructuring, all of the Stockdale Shares will be purchased from the Stockdale Shareholder by Individual pursuant to the Stockdale Agreement;
          WHEREAS, the planned or completed acquisitions by Individual or Seller Holdco, as the case may be, of the Minority Shares and sales of such Minority Shares by the Former Shareholders as set forth in these recitals are collectively referred to herein as the “Restructuring”;
          WHEREAS, the Restructuring is an integral part of the Transaction (as hereinafter defined);
          WHEREAS, the Companies carry on the business (the “Business”) of selling, distributing and marketing drywall, metal studs, acoustical ceilings, insulation, hollow metal and commercial interior doors, trim, access doors, exterior insulation and finish systems, plaster, foam, lumber and similar products (collectively, the “Products”), producing foam shapes and products, providing turnkey door installation services and providing stocking services; and
          WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the issued and outstanding shares of capital stock of the Companies (the “Shares” and, other than Shares of the Companies issued in the name of another Company, the “Company Shares”);
          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and other good and valuable consideration had and received, the parties hereto, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth in this Agreement, and upon the terms and subject to the conditions contained herein, hereby agree as follows:
ARTICLE I. PURCHASE AND SALE OF SHARES
     1.1 Purchase and Sale of Shares. At the Closing, Sellers will sell, assign, transfer and deliver to Buyer, and Buyer will purchase from Sellers, the Company Shares, free from any encumbrance, charge, lien, claim (including any “adverse claim” as such term is defined in the Uniform Commercial Code), option, call, mortgage, pledge, security interest, right of first refusal, easement, covenant, reservation, defect in title, encroachment or other restriction of any kind (collectively, “Liens”) other than registration or similar restrictions on transfer by Buyer existing under applicable federal or state securities laws.
     1.2 Purchase Price.
     (a) Subject to Section 1.3, the purchase price to be paid by Buyer for the Company Shares will be Two Hundred Thirty Million Dollars ($230,000,000) (the “Interim Purchase Price”), subject to adjustment pursuant to Section 1.3, and will be payable in the manner described in Section 1.2(b).
     (b) Subject to Section 1.3, at the Closing, Buyer will deliver:

     (i) to Individual, for the benefit of Sellers, Two Hundred Two Million Dollars ($202,000,000) (the “Initial Payment”) in cash by wire transfer of immediately available funds to an account designated in writing by Seller Holdco at least two business days prior to the Closing; and
     (ii) to LaSalle Bank National Association, as escrow agent (the “Escrow Agent”), Twenty-Eight Million Dollars ($28,000,000) (the “Escrowed Funds”), to be held in an interest-bearing escrow account pursuant to the terms of the Escrow Agreement substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”).
     1.3 Closing Adjustments. The Interim Purchase Price set forth in Section 1.2 will be subject to adjustment on the Closing Date (as hereinafter defined) as follows (and for all purposes subsequent to such adjustments the Interim Purchase Price, as so adjusted, will be deemed to be the “Purchase Price”):
     (a) Net Debt Adjustment.
     (i) On the Closing Date, Sellers will deliver to Buyer an unaudited statement of net debt of the Companies presenting the amount of indebtedness of the Companies and the amount of cash of the Companies as of the close of business on the business day prior to the Closing Date (the “Statement of Net Debt”), prepared (A) consistently with the Financial Statements (as hereinafter defined) and (B) on the basis of and applying the accounting principles set forth in Exhibit E hereto (the “Accounting Principles”).
     (ii) If the amount of indebtedness of the Companies, as reflected on the Statement of Net Debt, is greater than an amount equal to the sum of (A) the amount of cash of the Companies, as reflected on the Statement of Net Debt, and (B) the Net Debt Limit, the deficiency will be deducted from the Interim Purchase Price.
     (iii) For purposes of this Agreement, “Net Debt Limit” means $50,000,000.
     (b) Payment on Account of Adjustments. The amount of any decrease in the Interim Purchase Price pursuant to this Section 1.3 will be deducted from the Initial Payment.
     1.4 Assignment of Rights. Prior to the Closing, Buyer may elect to assign all or part of its rights and obligations under this Agreement to an existing or newly formed subsidiary or Affiliate (as hereinafter defined) of Buyer and to cause such subsidiary or Affiliate, as the case may be, to exercise any or all of the rights and perform any or all of the obligations of Buyer under this Agreement, including, without limitation, the rights and obligations of Buyer to acquire the Company Shares pursuant to this Article I; provided, however, that no such assignment will otherwise vary or diminish any of the rights or obligations of Buyer under this Agreement. For purposes of this Agreement, “Affiliate” means any individual, corporation, limited liability company, partnership, trust or other entity or organization (each a “Person” and collectively, “Persons”) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.
     1.5 Phantom Stock and Other Bonus Arrangements. Seller Holdco and CalPly will enter into letter agreements substantially in the form attached as Exhibit F-1 hereto (each a "Change in Control Agreement”) with the individuals listed on Exhibit F-2 hereto granting each such individual the right to receive the cash payments set forth therein as a result of the consummation of the Transaction. As a condition to, and prior to receipt of any such payment, such individual will execute a written acknowledgement (in substantially the form attached to the Change in Control Agreement) that the amounts set forth in the Change in the Control Agreement are the only amounts such individual is entitled to receive in connection with or as a result of the consummation of the Transaction and will waive his rights, if any, to amounts that may be payable by the Companies in connection with the Transaction as a result of such individual’s prior employment by the Companies or ownership of Shares of the Companies. The parties acknowledge and agree that all payments due to such individuals under the Change in Control Agreements will be paid directly by Seller Holdco and not the Companies, and that the Companies will have no obligations whatsoever with respect to such payments.
     1.6 Release of Escrow. In addition to any provision relating to the release of Escrowed Funds (as defined in the Escrow Agreement) set forth in the Escrow Agreement, if on the third anniversary of the Closing Date, the Escrow Amount (as defined in the Escrow Agreement) is in excess of $7,000,000, that excess amount will be released from the Escrowed Funds to Individual, on behalf of Sellers, if Buyer reasonably determines in good faith that the total mix of the facts presented or discovered and source of any pending or threatened Third Party Claims (as defined in the Escrow Agreement) against the Companies relating to any Environmental Liability (as hereinafter defined) could not reasonably be expected to result in additional Third Party Claims which Buyer reasonably determines could be significant relating to Environmental Liabilities being brought against the Companies. For purposes of this Section 1.6, the amount of Unresolved Claims (as defined in the Escrow Agreement) will be reasonably determined by Buyer in good faith. Buyer will provide Individual with written notice of its determination within five (5) business days after the third anniversary of the Closing Date and if such determination results in such excess amount to be released from the Escrowed Funds, Buyer and Sellers will execute and deliver to the Escrow Agent joint written instructions providing for such release to Individual, for the benefit of Sellers, of such excess amount within three (3) business days of the date of Sellers’ notice referenced herein. Any disputes regarding Buyer’s determination referenced above will be governed by the laws of the State of (including, without limitation, the Delaware Voluntary Alternative Dispute Resolutions Act), notwithstanding any choice of law provision contained herein or elsewhere, and will be submitted to binding arbitration to an arbitrator skilled in the subject matter of any dispute hereunder mutually agreeable to Sellers and Buyer. Except as otherwise provided in this Section 1.6, such arbitration will be conducted in accordance with the provisions of Section 10.8.
ARTICLE II. CLOSING
     2.1 Closing Defined. As used in this Agreement, the “Closing” means the time at which Sellers consummate the sale of the Company Shares to Buyer by delivery of the certificates referred to in Section 2.2(a) and the other documents referred to in Section 2.2, against delivery by Buyer of the Initial Payment as provided in Section 1.2, and Sellers, Buyer and the other Persons referred to herein deliver the additional payments and documents referred to in Sections 2.3 and 2.4. In the absence of prior termination of this Agreement by Buyer or Sellers in accordance with Article VIII, the Closing will take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 333 South Hope Street, 48th Floor, Los Angeles, California, no later than the third business day following satisfaction or waiver of all conditions hereunder, including the expiration or early termination of any applicable waiting period under the H-S-R Act (as hereinafter defined) and any other applicable antitrust laws of any Governmental Authority (as hereinafter defined), or at such other time and place and on such other day as is mutually agreed upon in writing by Buyer and Sellers (the “Closing Date”).
     2.2 Documents To Be Delivered By Sellers. At the Closing, Sellers will deliver to Buyer:
     (a) (i) Original certificates representing all of the Company Shares, duly endorsed (or accompanied by appropriate stock powers duly endorsed) in blank by the appropriate Seller, as registered holder thereof, for transfer, together with such supporting documents, endorsements, assignments, affidavits, and other good and sufficient instruments of sale and transfer, in form and substance satisfactory to Buyer and its counsel, as are necessary to permit Buyer to acquire the Company Shares free of any Lien other than registration or similar restrictions on transfer by Buyer existing under applicable federal or state securities laws;
     (ii) Original certificates representing all of the Shares of the Companies issued in the name of another Company;
     (b) The original stock books, stock ledgers, minute books and corporate seals of the Companies;
     (c) An opinion, dated as of the Closing Date, of Sheppard, Mullin, Richter & Hampton LLP (“SMRH”), counsel for Sellers, addressed to Buyer and substantially in the form attached as Exhibit G hereto or otherwise acceptable to Buyer;
     (d) Certificates of existence in good standing (or equivalent) for Seller Holdco and each of the Companies from the jurisdiction in which such entity is incorporated or organized, each dated not more than 15 business days prior to the Closing Date, together with fax or internet confirmation, if available, or, if not, oral advice as to good standing as of the Closing Date from each of the foregoing jurisdictions;
     (e) Certificates of existence in good standing (or equivalent) and qualification to transact business as a foreign corporation (or similar documents) for each of the Companies from each state or other jurisdiction in which the failure to so qualify would reasonably be expected to result in a Seller Material Adverse Change (as hereinafter defined), each dated not more than 15 business days prior to the Closing Date, together with fax or internet confirmation, if available, or, if not, oral advice as to good standing and qualification to transaction business as a foreign corporation as of the Closing Date from each of the foregoing jurisdictions;

     (f) Resignations tendered by each of the directors and officers of each of the Companies, and evidence of payment of any amounts required to be paid to such directors and officers under applicable Law as a result of such resignations;
     (g) The Articles of Incorporation, or similar organizational documents, of Seller Holdco and each of the Companies, in each case certified by the Secretary of State, or equivalent state entity, of Seller Holdco’s or such Company’s jurisdiction of incorporation or organization, as applicable, which certifications will each be dated not more than 15 business days prior to the Closing Date;
     (h) Certified copies of the Bylaws, or similar organizational documents, of Seller Holdco and each of the Companies, in each case certified by the Secretary or Assistant Secretary (or other statutory representative) of Seller Holdco or such Company as of the Closing Date;
     (i) A copy of (i) the resolutions of the Board of Directors (or equivalent governing body) of Seller Holdco and each of the Companies authorizing and approving the Restructuring, this Agreement and all other transactions and agreements contemplated hereby and (ii) the resolutions of the equity holders of Seller Holdco and each of the Companies authorizing and approving the Restructuring, this Agreement and all other transactions and agreements contemplated hereby, each certified by the Secretary or Assistant Secretary (or other statutory representative) of Seller Holdco or the applicable Company as of the Closing Date;
     (j) Copies of all Consents (as hereinafter defined) of Governmental Authorities (as hereinafter defined) and Closing Consents (as hereinafter defined);
     (k) Evidence of the due filing by the Companies with (i) the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“DOJ”) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “H-S-R Act”) and (ii) any other applicable Governmental Authority pursuant to the antitrust laws of such Governmental Authority and of the satisfaction of all conditions, including the expiration of any applicable waiting period, thereunder;
     (l) The certificates and other documents required by Sections 5.1(g) and (h);
     (m) A receipt from Sellers acknowledging receipt of the Initial Payment delivered at Closing;
     (n) Copies of the documents and instruments evidencing the cancellation of indebtedness, obligations, guarantees and liabilities, and release of the Liens, required by Section 6.6;
     (o) Copies of the documents and instruments necessary to allow Buyer to (i) pay, perform and discharge the indebtedness of the Companies under the Loan and Security Agreement among CalPly, as borrower, the lenders signatory thereto from time to time and Union Bank of California, N.A., as agent and a lender (the “Loan

Agreement”), and (ii) obtain or procure the release of any and all Liens or claims relating to such indebtedness or otherwise affecting the assets and properties of the Companies;
     (p) Any materials received or maintained by Sellers or any of the Companies relating to any inquiries, contacts, proposals or offers described in Section 6.5;
     (q) An affidavit from each Seller, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), stating that such Seller is not a foreign person within the meaning of Section 1445 of the Code;
     (r) Copies of the documents and instruments evidencing the acquisition by (i) Individual of the Foam Shares and the Stockdale Shares and (ii) Seller Holdco of the CalPly Shares, each as indicated on Exhibit A-3;
     (s) An aged listing by customer and by Company of the Accounts Receivable (as hereinafter defined) of the Companies that are outstanding as of the date that is four business days prior to the Closing Date, together with (i) a list of any notes or other security relating thereto and (ii) an appropriate notation on such aged listing of those Accounts Receivable for which no sales have been made by any of the Companies to such customer during the six months preceding the Closing Date;
     (t) The Statement of Net Debt;
     (u) A copy of (i) the “protective” S election filed for Seller Holdco; (ii) the “qualified subchapter S subsidiary” election filed for CalPly; and (iii) if received from the Internal Revenue Service (“IRS”), acknowledgment from the IRS of the foregoing elections;
     (v) A copy of the application for relief submitted to the IRS under Rev. Proc. 2003-43, 2003-1 C.B. 998, to rectify E Foam’s status as a validly electing subchapter S corporation; and
     (w) Such other certificates, documents and instruments as Buyer may reasonably request to evidence or facilitate the Transaction.
     2.3 Payment and Documents To Be Delivered By Buyer. At the Closing, Buyer will deliver to Sellers:
     (a) The Initial Payment (which will be delivered to Individual, for the benefit of Sellers, pursuant to Section 1.2(b)(i));
     (b) Evidence of the due filing by Buyer with (i) the FTC and the DOJ pursuant to the H-S-R Act, and (ii) any other applicable Governmental Authority pursuant to the antitrust laws of such Governmental Authority and of the satisfaction of all conditions, including the expiration of any applicable waiting period, thereunder;

     (c) The certificates required by Section 5.2(d) and (e); and
     (d) Such other certificates, documents and instruments as Sellers may reasonably request to evidence or facilitate the Transaction.
     2.4 Other Payments and Documents To Be Delivered. At the Closing:
     (a) Each of (i) the individuals listed on Schedule 2.4(a) under the caption “Noncompetition Agreements” will execute and deliver a Noncompetition Agreement with Buyer in substantially the forms attached as Exhibit H-1 hereto (for Individual) and Exhibit H-2 hereto (for the other individuals listed on Schedule 2.4(a) under the caption “Noncompetition Agreements”) (each, a “Noncompetition Agreement”); (ii) the individual listed on Schedule 2.4(a) under the caption “Consulting Agreements” will execute and deliver a Consulting Agreement with Buyer in substantially the form attached as Exhibit H-3 hereto (each, a “Consulting Agreement”); and (iii) the individuals listed on Schedule 2.4(a) under the caption “Retention Incentive Bonus Agreements” will execute and deliver a Retention Incentive Bonus Agreement with Buyer in substantially the form attached as Exhibit H-4 hereto (each, a “Retention Agreement”);
     (b) The Companies will execute and deliver a new agreement relating to each Leased Real Property (as hereinafter defined) listed on Schedule 3.1(l) under the caption “Related Party Leases” (collectively, the “Related Party Leases”) substantially in the form attached as Exhibit I-1 hereto, and subject to the terms for each such Related Party Lease set forth on Exhibit I-2 hereto (collectively, the “New Lease Agreements”), which New Lease Agreements will replace the leases listed on Schedule 3.1(l) with respect to such Leased Real Property, and Sellers will provide Buyer with evidence satisfactory to Buyer that the Leases (as hereinafter defined) with respect to such Leased Real Property have been terminated; provided, however, that notwithstanding anything contained in such Leases, in no event will Buyer or the Companies be required to make any change of control, penalty or other similar payment in connection with such termination;
     (c) Sellers, Buyer and the Escrow Agent will execute and deliver the Escrow Agreement and Buyer will deliver the Escrowed Funds to the Escrow Agent;
     (d) The Escrow Agent will execute and deliver a receipt acknowledging receipt of the Escrowed Funds delivered at Closing;
     (e) Sellers and Buyer will each execute and deliver a certificate showing all sources and disbursements of funds in connection with the Closing;
     (f) Each individual listed on Schedule 1.5 will execute and deliver the acknowledgement and waiver referenced in Section 1.5;
     (g) The spouse of Individual and each Former Shareholder will execute and deliver a consent, in substantially the form attached as Exhibit J hereto, whereby such spouse will consent to execution and delivery of this Agreement and the Related Agreements to which such Person is a party and the performance of the Transactions; and

     (h) Seller Holdco, Individual, each Former Shareholder and each director and officer of each of the Companies will execute and deliver a waiver, in substantially the form attached as Exhibit K hereto, whereby such Person will (i) release any claims or other Liens that such Person may have against Buyer, Sellers or the Companies with respect to the Shares of the Companies and (ii) acknowledge and agree that such Person has not made any claim for, and to such Person’s knowledge there are no facts or circumstances that would reasonably be expected to give rise to any claim in respect of, indemnification or contribution from any of the Companies or their respective predecessors, including any such rights arising under any constituent documents of any of the Companies.
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLERS
AND THE COMPANIES
     Except as set forth in the disclosure schedule, dated the date hereof, delivered by the Companies and Sellers to Buyer herewith (the “Disclosure Schedule”), Sellers and each of the Companies hereby jointly and severally represent and warrant to Buyer, as of the date hereof and as of the Closing Date, that:
     3.1 General Representations and Warranties of Sellers and the Companies.
     (a) Organization and Standing. Seller Holdco and each Company is a corporation duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization, as set forth on Exhibit A-1 hereto, and has all requisite corporate or similar power and authority to operate its business, to own or lease its properties and assets, to carry on its business as now being conducted, and to enter into and perform all agreements and instruments to be entered into by Seller Holdco or such Company in connection herewith, and to perform the obligations required to be performed by it thereunder. Seller Trust has been duly and validly formed and is validly existing under California law and Individual and Karen S. Zucchero, as trustees of Seller Trust, have full power and authority to dispose of the CalPly Shares on behalf of Seller Trust. Except as set forth on Exhibit A-4 hereto, no Seller or Company has any subsidiary corporations, companies or other entities, or owns, directly or indirectly, any equity interest in any other Person. Each Company is qualified to do business and in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to result in a Seller Material Adverse Change.
     (b) Authorized Capital; Restructuring.
     (i) As of the date of this Agreement, (A) each Company has an authorized capital consisting solely of such capital as is set forth on Exhibit A-2 hereto, which Exhibit also sets forth the amount of issued Shares of each Company, and each of Individual, Seller Trust and the Former Shareholder identified on such Exhibit is the sole holder of record of such number of Company Shares as are set forth next to such Person’s name on Exhibit A-2 except that the Foam Shares have been transferred to Individual pursuant to the Foam Agreement and Individual is the sole holder of record thereof, and such Persons are the sole beneficial owners of all Shares and (B) good, valid and marketable title to such Shares is held by such Person, free and clear of all Liens other than registration or similar restrictions on transfer by such Person under applicable federal and securities laws.
     (ii) As of the date of this Agreement and as of the Closing Date, (A) Individual is the sole holder of record and beneficial owner of all of the capital stock of Seller Holdco; (B) no Shares of any Company are held in treasury of any Company; (C) all of issued and outstanding Shares of each Company are duly authorized, validly issued, fully paid and non-assessable, and there are no other securities of such Company of any class issued, reserved for issuance or outstanding; and (D) there are no outstanding or authorized (1) options, offers, warrants, conversion rights, subscriptions, exchange rights or agreements or rights of any kind to subscribe for or to purchase, or commitments to issue (either formal or informal, firm or contingent), shares of capital stock or other securities of any Company (whether debt, equity or a combination thereof) or obligating any Company to grant, extend or enter into any such agreement or commitment, (2) contractual obligations of any Company (other than in connection with the Restructuring) to repurchase, redeem or otherwise acquire any shares of capital stock or other securities of such Company or (3) voting trusts, proxies or similar agreements or understandings with respect to the voting of the capital stock or membership interests, as the case may be, of any Company.
     (iii) Set forth on Exhibit A-3 hereto is a description of all redemptions, acquisitions and other transactions constituting the Restructuring. Immediately following the Restructuring, the authorized capital and the amount of issued and authorized but unissued Shares of each Company will be as set forth on Exhibit A-4 hereto. Sellers and all Former Shareholders have consented to the Restructuring (and have not revoked or qualified any such consent), and no Former Shareholder has any claim or other Lien against any Company, including any claim or other Lien with respect to any right to dissent.
     (iv) As of the Closing Date, (A) each Seller will be the sole holder of record of such Company Shares set forth on Exhibit A-4 hereto, and Sellers will be the sole beneficial owners of all Shares, free and clear of all Liens other than registration or similar restrictions on transfer by such Person under applicable federal and securities laws and (B) the certificates and other documents representing the Shares of the Companies to be delivered to Buyer at the Closing, and the signatures on and endorsements of the Company Shares and stock powers or powers of attorney delivered therewith, are valid and genuine.
     (c) Good Title to Buyer; Execution of Agreements. Upon delivery by Sellers of the Company Shares to Buyer as herein contemplated, Buyer will acquire good, valid and marketable title to, directly or indirectly, all of the issued and outstanding Shares of each Company, free and clear of all Liens other than registration or similar restrictions on transfer by Buyer existing under applicable federal or state securities laws. This Agreement and all of the other agreements and instruments entered into or to be entered into by any Seller or any of the Companies in connection herewith (including in connection with the Restructuring) (collectively, the “Related Agreements”) have been, or upon execution and delivery will be, duly authorized, executed and delivered by, and constitute, or upon execution and delivery will constitute, the valid, legal and binding obligations of, such Seller or Company, as the case may be, enforceable against such Seller or Company, as the case may be, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally.
     (d) Charter Documents. Sellers have delivered to Buyer copies of the Articles of Incorporation and Bylaws, or similar organizational documents, of each of the Companies and such documents are true, correct and complete and have not been amended or modified in any respect from the forms of such documents previously delivered to Buyer. Sellers have also delivered to Buyer copies of the minute books containing the records of meetings of the equity holders, boards of directors and any committees thereof, the stock certificate books and the stock record books of each of the Companies. Such stock certificate books and stock record books are true, correct and complete, and have not been amended or modified in any respect from the forms of such documents delivered to Buyer. Such minute books are true, correct and complete and reflect all material corporate actions of such Company and correctly record all resolutions of each of the Companies.
     (e) Capacity; Conflicts; Defaults.
     (i) Each Seller and each Company, as the case may be, has all requisite power, authority and capacity to enter into and perform this Agreement and all Related Agreements entered into or to be entered into by such Seller or Company in connection herewith, and to perform the obligations required to be performed by such Seller or Company hereunder and thereunder.
     (ii) None of the Companies is in violation of its Articles of Incorporation, Bylaws or similar organizational document as such documents currently exist or as such documents existed on the date or dates of any Related Agreements entered into prior to the date hereof.
     (iii) Neither the execution and delivery of this Agreement and the Related Agreements, nor the performance of the transactions contemplated hereby or thereby (collectively, the “Transaction”), by Sellers or any of the Companies, (A) has violated, conflicted with, or constituted a default under or will violate, conflict with, or constitute a default under, as the case may be, any of the terms of any of Seller Holdco’s, Seller Trust’s or the Companies’ Articles of Incorporation or Bylaws, or similar organizational documents, or has violated or will violate, as the case may be, any order, judgment or decree, relating to any Seller or any of the Companies, any of the Business or the Shares of the Companies, or by which any Seller or any of the Companies, the assets of any of the Companies, any Seller or such Shares of the Companies may be bound, (B) has resulted or will result, as the case may be, in the creation or imposition of any Lien in favor of any third Person upon any assets of any of the Companies or the Shares of the Companies, (C) has violated or will violate, as the case may be, any Law (as hereinafter defined) of the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of government or any agency or department or subdivision of any governmental authority, including the United States federal government or any state, local or foreign government (collectively, “Governmental Authorities”) applicable to any Seller or any of the Companies or (D) has required or will require, as the case may be, on the part of any of the Companies any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority.
     (iv) Neither the execution and delivery of this Agreement and the Related Agreements, nor the performance of the Transaction, by Sellers or any of the Companies has violated, conflicted with, or constituted a default under or will violate, conflict with, or constitute a default under, any provisions of, or has resulted in the acceleration, termination or cancellation of, or will give rise to the right to accelerate, terminate or cancel, or has created or will create, as the case may be, in any party the right to accelerate, terminate or modify, or require any notice under, any obligation under any contract, indenture, deed of trust, lease, agreement or other instrument, including without limitation the Material Contracts (as hereinafter defined).
     (f) Financial Statements. Sellers have heretofore delivered to Buyer the following financial statements (together with the notes, supplementary information, schedules and exhibits thereto and the financial statements to be delivered pursuant to Section 6.2(b)(i), the “Financial Statements”):
     (i) the (A) audited consolidated balance sheets of CalPly and subsidiary as of March 31, 2006, together with the footnote disclosure related thereto (collectively, the “CalPly Balance Sheet”), and (B) audited consolidated statements of income and comprehensive income, statements of shareholder’s equity and statements of cash flows of CalPly and subsidiary for the year ended March 31, 2006, together with the footnote disclosure related thereto;
     (ii) the (A) unaudited statement of assets, liabilities and equity (income tax basis) of E-Foam, Inc. as of December 31, 2006 (the “E-Foam Balance Sheet”) and (B) the unaudited statement of revenue and expenses (income tax basis), statement of accumulated deficit (income tax basis) and statement of general and administrative expenses (income tax basis) of E-Foam, Inc. for the twelve months ended December 31, 2006;
     (iii) the (A) unaudited balance sheet of Southwest Install and Rework, Inc. as of December 31, 2006 (the “Southwest Balance Sheet”) and (B) the unaudited statement of revenue and expenses, statement of accumulated deficit and statement of general and administrative expenses of Southwest Install and Rework, Inc. for the twelve months ended December 31, 2006;
     (iv) the (A) unaudited balance sheet of Stockdale Materials Company Inc. as of December 31, 2006 (the “Stockdale Balance Sheet” and (B) the unaudited statement of profit and loss for the twelve months ended December 31, 2006; and
     (v) the unaudited consolidated balance sheets of CalPly and subsidiary as of December 31, 2006 (the “Unaudited CalPly Balance Sheet” and together with the CalPly Balance Sheet, the E-Foam Balance Sheet, the Southwest Balance Sheet and the Stockdale Balance Sheet, the “Balance Sheets”) and the unaudited consolidated statements of income and comprehensive income, statements of shareholder’s equity and statements of cash flows of CalPly and subsidiary for the nine months ended December 31, 2006 (the financial statements described in subclauses (ii) through (v) being collectively referred to as the “Unaudited Financial Statements”).
Each of the Financial Statements was prepared from the books and records kept by the Companies and fairly presents in all material respects the financial position of the Companies as of such dates, and the result of operations and cash flows of the applicable Companies for the periods then ended in accordance with accounting principles generally accepted in the United States (“GAAP”) consistently applied (except to the extent modified by the Accounting Principles), subject to (A) any exceptions to GAAP disclosed in the notes to the Financial Statements and (B) in the case of the Unaudited Financial Statements, normal recurring year-end adjustments and the absence of footnotes. Since March 31, 2006 (the “Balance Sheet Date”), there has been no Seller Material Adverse Change, nor has there been any event or condition of any character which would reasonably be expected to result in a Seller Material Adverse Change in the future. Schedule 3.1(f) sets forth a list of all (x) inventory purchased or sold outside the ordinary course of business since October 31, 2006, (y) other properties and assets (other than capital assets) in an amount in excess of $50,000 in any single instance or $250,000 in the aggregate purchased or sold since October 31, 2006, and (z) capital assets purchased since October 31, 2006 in an amount in excess of $100,000 in any single instance or $250,000 in the aggregate. Such Schedule 3.1(f) and the Balance Sheets collectively reflect all properties and assets, real, personal or mixed, which are currently used by the Companies in the Business other than (x) inventory purchased or sold consistent with past practice in the ordinary course of business since December 31, 2006, (y) other properties and assets (other than capital assets) in an amount not in excess of $50,000 in any single instance or $250,000 in the aggregate purchased or sold since December 31, 2006, consistent with past practices and in the ordinary course of business and (z) capital assets purchased since December 31, 2006 in an amount not in excess of $100,000 in any single instance or $250,000 in the aggregate. The Statement of Net Debt will be prepared in accordance with GAAP from the books and records kept by the Companies and will be true and correct in all respects as of the close of business on the business day prior to the Closing Date. The Financial Statements reflect an adequate reserve established in accordance with GAAP for all Taxes (as hereinafter defined) payable by the Companies for all Taxable periods and portions thereof accrued through the respective dates of such Financial Statements. Deficiencies for Taxes that have been proposed, asserted or assessed against the Companies that have not been fully paid are fully reflected as a Liability (as hereinafter defined) in the Financial Statements, except to the extent such deficiencies are being contested and an adequate reserve therefor has been established and is fully reflected in such Financial Statements in accordance with GAAP.
     (g) Undisclosed Liabilities. To Seller’s Knowledge, none of the Companies has any liabilities or obligations of any nature whatsoever, including any liabilities arising out of any illegal or concealed conditions, whether absolute, accrued, contingent or otherwise, and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability or obligation, except for those (i) reflected or reserved on the Balance Sheets or (ii) incurred or accrued since October 31, 2006 consistent with past practices and in the ordinary course of business in transactions involving the purchase or sale by the Companies of goods and services in amounts which do not exceed $25,000 in any single instance or $250,000 in the aggregate or which do not extend for a period of more than three months, and consistent with the representations, warranties, covenants, obligations and agreements contained in this Agreement. To the extent a liability or obligation is not disclosed on Schedule 3.1(g) but would otherwise be required to be disclosed on the Disclosure Schedules pursuant to the requirements of a representation or warranty included in this Article III other than this Section 3.1(g) but for the fact that such liability or obligation does not exceed a materiality or dollar threshold set forth therein, such liability or obligation will not be deemed to violate this Section 3.1(g).
     (h) Accounts Receivable. All Accounts Receivable of the Companies have been reflected properly on the books and records of the Companies in accordance with GAAP consistently applied and have been generated in the ordinary course of business from bona fide transactions. Except to the extent of Accounts Receivable with respect to which applicable reserves are set forth on the Financial Statements, all Accounts Receivable of the Companies outstanding as of the Closing Date are current. To Seller’s Knowledge, there is no right or claim of any counterclaim or set-off against any Accounts Receivable currently outstanding other than those occurring in the ordinary course of business. None of the Companies has experienced or suffered undue delay in its payment of its liabilities and obligations to its trade creditors (including suppliers) or debt. For purposes of this Agreement, “Accounts Receivable” means, collectively, all accounts receivable (including royalties receivable) of the Companies or otherwise relating to the Business, any payments received with respect thereto after the Closing Date, unpaid interest accrued on any such accounts receivable and any security or collateral relating thereto.
     (i) Inventories. Except as set forth on Schedule 3.1(i), all of the Companies’ inventories consist entirely of manufactured, purchased and finished goods, and are of a quality and quantity usable or salable in the ordinary course of business, and there are no damaged, defective, slow-moving or obsolete items or items of below standard quality included therein, except for which adequate reserves have been provided in the Financial Statements. The value at which each of the Companies’ inventories is carried on the Financial Statements reflects the lower of cost or market on a first-in, first-out basis, and the value of all such inventories reflects write-offs or write-downs for damaged or obsolete items or items of below standard quality consistent with the historical practices of the Companies.
     (j) Changes in Circumstances. Since the Balance Sheet Date, none of the Companies, considered collectively, has:
     (i) sold, leased, transferred or assigned or otherwise disposed of any of its material properties or assets, tangible or intangible, outside the ordinary course of business;
     (ii) mortgaged, pledged or subjected to any Lien (other than Permitted Liens), any of its properties or assets;
     (iii) acquired any properties or assets outside the ordinary course of business;
     (iv) experienced or sustained any damage, loss or destruction of or to a portion of its assets, properties or business (whether or not covered by insurance) in excess of $50,000;
     (v) entered into any agreement, contract or transaction involving payments in excess of $50,000 in any twelve-month period, except for ordinary course purchases and sales of inventory and, subject to (xvii) below, equipment, or otherwise conducted its Business other than in the ordinary and normal course and consistent with past practices;
     (vi) granted any salary increase or bonus or permitted any advance to any officer or director or to any Seller or Former Shareholder or granted any salary increase to any other employee, except for such salary increases of not more than $10,000 per year granted in the ordinary course of business, or entered into any new, or altered, amended or terminated any existing, Employee Plan or Benefit Arrangement (each as hereinafter defined);
     (vii) entered into any employment contract or collective bargaining agreement, whether written or oral, or made any material change in employment terms with any of its directors, officers or employees except for changes in employment terms with employees in the ordinary course of business;
     (viii) issued any commercial paper or refinanced any existing borrowings, whether or not in the ordinary course of business;
     (ix) paid any obligation or liability (fixed or contingent), other than payments in the ordinary course of business and consistent with past practices or in an amount not in excess of $100,000 in any single instance or $400,000 in the aggregate for all Companies considered collectively, or discharged or satisfied any Lien, or settled any claim, liability or suit brought against it or any of its properties or assets;
     (x) entered into any new licenses or leases except in the ordinary course of business and involving payment obligations of not more than $50,000 in any twelve-month period;
     (xi) made any loans or issued any note, bond or other debt security, or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation;
     (xii) modified, amended, cancelled or terminated any existing contracts or commitments under circumstances which would reasonably be expected to result in a Seller Material Adverse Change;
     (xiii) become or has been party to any agreements, contracts, leases or licenses for which any counterparty has accelerated, modified or cancelled any obligation thereunder involving an aggregate amount in excess of $25,000;
     (xiv) imposed or allowed to be imposed any security interest on any of its properties or assets, tangible or intangible, other than purchase money security interests with respect to inventory received in the ordinary course of business for which payment has not yet been made and except for Permitted Liens (as hereinafter defined);
     (xv) except as contemplated by the Restructuring, issued, sold, purchased, redeemed, retired or otherwise disposed of or acquired (directly or indirectly) any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
     (xvi) declared, paid or set aside for payment or distribution, or became obligated to declare, pay or set aside for payment or distribution, any dividend, payment or other distribution in respect of its capital stock;
     (xvii) made any capital expenditures or commitments either outside the ordinary course of business or involving an amount in excess of $100,000 in any single instance or $250,000 in the aggregate;
     (xviii) written down the value of any inventory or written off as uncollectible any notes or accounts receivable or any portion thereof, except in the ordinary course of business;
     (xix) delayed or postponed the payments of accounts payable or the liabilities of any of the Companies outside the ordinary course of business;

     (xx) made or pledged to make any charitable or other capital contribution either outside the ordinary course of business or involving an amount in excess of $1,000 in any single instance or $10,000 in the aggregate;
     (xxi) canceled, compromised, waived or released any debts, rights or claims outside the ordinary course of business;
     (xxii) made any change in any method of accounting or accounting practice;
     (xxiii) except for the New Lease Agreements and as contemplated by the Restructuring, entered into any transaction with any Related Party (as hereinafter defined) involving an aggregate amount in excess of $10,000 for all Companies, considered collectively; or
     (xxiv) agreed to, or obligated itself to, do anything identified in (i) through (xxiii) above.
          (k) Assets; Good Title.
     (i) The Companies own or lease all machinery, equipment and other tangible assets necessary for or used in the conduct of the Business as presently conducted, and, to Seller’s Knowledge, such assets and properties (including without limitation the assets and properties reflected on the Financial Statements and any improvements to real property) are in good operating condition and repair (subject to normal wear and tear consistent with the age of such properties or assets). The Companies are the only business organizations through which the Business is or has been conducted. Each of the Companies has good and marketable title to all properties and assets used to conduct the Business or reflected on the Balance Sheets or acquired since the Balance Sheet Date (except to the extent such assets and properties have been disposed of on arm’s length terms in the ordinary course of business and consistent with past practices since the Balance Sheet Date), free and clear of any and all Liens, except (A) Liens for Taxes (as hereinafter defined) and assessments or governmental charges or levies not yet due and payable, (B) Liens disclosed as securing specified liabilities on the Financial Statements and notes thereto with respect to which no default exists, (C) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other similar Liens and (D) Liens disclosed on Schedule 3.1(k) under the caption “Permitted Liens” (the Liens described in clauses (A) through (D) being collectively referred to herein as “Permitted Liens”). Set forth on Schedule 3.1(k) is a true, correct and complete list of all tooling, equipment and fixed assets used in the Business and valued in excess of $10,000, whether located at the Companies or at their respective customers or suppliers. None of the Companies owns any material amount of marketable securities or other financial instruments other than pursuant to ordinary course of business cash management. Except as set forth in the

Financial Statements, none of the Companies owns any derivative instruments or contracts.
     (ii) CalPly owns all of the assets and properties acquired by CalPly (or a predecessor) from Interior Systems Supply Co., Inc., an Arizona corporation (“ISSCo”), pursuant to the Stock Purchase Agreement, dated August 16, 1999, between California Wholesale Material Supply, Inc., a Nevada corporation (“CalPly Nevada”), ISSCo and ISSC, Inc., a Nevada corporation (“ISSCInc. ”), free and clear of any and all Liens. No Seller or Company has any Liability to any of the previous owners of CalPly Nevada, ISSCo or ISSCInc. with respect to such assets or any capital stock or other equity interests of CalPly Nevada, ISSCo or ISSCInc.
     (l) Real Property.
     (i) None of the Companies owns any real property.
     (ii) Set forth under the caption “Leased Real Property” on Schedule 3.1(l) is a true, correct and complete list of:
     (A) each lease or similar agreement, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto (collectively, the “Leases”), under which any of the Companies is lessee of, or holds, uses or operates any real property owned by any third Person (the “Leased Real Property”);
     (B) the name and address of the landlord for such Lease;
     (C) the base rent and the amount of additional rent payable as of January 31, 2007 under such Lease;
     (D) except as set forth on the face of such Lease, any rent escalations, if any, under such Lease;
     (E) the amount of any tenant security deposit held by the landlord as of January 31, 2007, if any, under such Lease;
     (F) except as set forth on the face of such Lease, the commencement and expiration dates and any unexercised renewal or expansion rights under such Lease; and
     (G) except as set forth on the face of such Lease, any right to purchase or rights of first refusal granted under such Lease.
     (iii) The Related Party Leases are all of the Leases under which any of the Companies is lessee of, or holds, uses or operates, any Leased Real Property owned, directly or indirectly, by any Related Party. The Related Party Leases are listed under the caption “Related Party Leases” on Schedule 3.1(l).

     (iv) Set forth under the captions “Leasehold Improvements” on Schedule 3.1(l) is a true, correct and complete list of each leasehold improvement made to any Leased Real Property since March 31, 2005 having a net book value in excess of $10,000.
     (v) The Leased Real Property comprises all the real property used by the Companies in the Business.
     (vi) Assuming good fee title is vested in the landlord, and subject to any defects in or other matters affecting the landlord’s title, each of the Companies has valid leasehold title in all Leased Real Property used by it, in each case free and clear of all Liens, except Permitted Liens. With respect to each Lease:
     (A) a true correct, and complete copy of such Lease has been previously delivered to Buyer;
     (B) such Lease is legal, valid, binding and presently in full force and effect;
     (C) none of the Companies nor, to Seller’s Knowledge, any other party to such Lease is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder;
     (D) none of the Companies nor, to Seller’s Knowledge, any other party to such Lease has repudiated any provision thereof;
     (E) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;
     (F) none of the Companies has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest of such Company in the Leased Real Property; and
     (G) to Seller’s Knowledge, the owners of the Leased Real Property have good and marketable title to such Leased Real Property, free and clear of any Liens, except Permitted Liens.
     (vii) All facilities located on the Leased Real Property have received all approvals of Governmental Authorities (including licenses and Permits (as hereinafter defined)) required to have been obtained by a Company in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws.
     (viii) All facilities located on the Leased Real Property are supplied with utilities and other services necessary for the operation of said facilities, and such utilities and services are adequate to service the current normal operations of such facilities.
     (ix) There are no pending or, to Seller’s Knowledge, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Leased Real Property or other matters affecting materially and adversely the current use or occupancy thereof.
     (x) To Seller’s Knowledge, the buildings and improvements are located within the boundary lines of the described parcels of Leased Real Property, are not in violation of applicable setback requirements, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications) and do not encroach on any easement which may burden the occupant, and, to Seller’s Knowledge, the Leased Real Property does not serve any adjoining property for any purpose inconsistent with the use of the Leased Real Property and is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained.
     (xi) There are no subleases, licenses, concessions or other agreements, written or oral, from the Companies granting to any third party or parties the right of use or occupancy of any portion of the Leased Real Property.
     (xii) Except as set forth in the Leases, there are no outstanding options or rights of first refusal given to the Companies to purchase the Leased Real Property, or any portion thereof or interest thereon.
     (xiii) To Seller’s Knowledge, there are no outstanding options or rights of first refusal given to any Person other than the Companies to purchase the Leased Real Property, or any portion thereof or interest therein, which interfere with (or threaten to interfere with) the use of such Leased Real Property by the Companies.
     (xiv) There are no parties (other than the Companies) in possession of the Leased Real Property.
     (xv) To Seller’s Knowledge, there is no material defect in the condition of, or physical damage to, the buildings, structures or other improvements located on the Leased Real Property, or any portion thereof, which has not been corrected or which will materially impair the operation of the Leased Real Property.
     (m) Contracts. Set forth on Schedule 3.1(m) is a list or description of:
     (i) each license, contract, agreement, commitment or undertaking (whether written or oral), or group of related licenses, contracts, agreements, commitments or undertakings, currently in effect, (A) to which any of the Companies is a party or by which any of their respective properties are bound which (1) involve aggregate future payments in excess of $100,000 in any twelve-month period or (2) involve aggregate future payments in excess of $25,000 and extend for a period of more than one year and are not terminable without liability, penalty or premium or (B) between any of the Companies and any distributors, customers, manufacturers’ agents or selling agents, or pursuant to which any of the Companies sells or distributes its Products, other than for purchases and sales of Products in the ordinary course of business and consistent with past practices;
     (ii) each indenture, note, loan or credit agreement or other contract relating to the borrowing of money (other than trade credit incurred in the ordinary course of business) by any of the Companies or to the guarantee or assumption by any of the Companies of the obligations of any other Person for borrowed money;
     (iii) each mortgage, pledge, security agreement or other document granting any Lien (including Liens upon properties acquired under conditional sales, capital lease or other title retention or security devices) relating to any of the Companies or the Business, or to which any of the Companies is a party;
     (iv) each joint venture, partnership or similar contract involving a sharing of profits or expenses to which any of the Companies is a party;
     (v) each stock purchase agreement, asset purchase agreement or other acquisition or divestiture agreement relating to the acquisition, sale, lease or disposal of any material asset (other than sales of inventory in the ordinary course of business) entered into since March 31, 2003, or which is either pending or involves continuing indemnity, earn-out or other contractual, including payment, obligations, and to which any of the Companies is a party or has an obligation thereunder;
     (vi) each contract or other agreement presently in effect under which any of the Companies has agreed to indemnify any party, other than in the ordinary course of business and consistent with past practices;
     (vii) each contract, agreement, commitment or undertaking relating to capital stock, bonds or other securities of any of the Companies;
     (viii) each power of attorney given by any of the Companies to any Person that is currently effective and outstanding;
     (ix) each contract or other agreement concerning confidentiality, other than those entered into in the ordinary course of business;
     (x) each noncompetition, restrictive covenant, exclusivity covenant or other agreement that restricts any of the Companies from doing business anywhere in the world;

     (xi) each contract, agreement, commitment or arrangement between any of the Companies, on the one hand, and any Related Party (including any other Company), on the other hand;
     (xii) unless otherwise described in clause (xi), each contract, agreement, commitment or undertaking presently in effect by any of the Companies with any current or former officer, director, other employee (or group of employees) or equity holder (or group of equity holders) of any of the Companies;
     (xiii) each contract, agreement, commitment or undertaking presently in effect by any of the Companies with any consultant or independent contractor that involves aggregate payments in an amount in excess of $50,000 per year;
     (xiv) each contract, agreement, commitment, undertaking or arrangement, whether formal or informal, involving the payment by any of the Companies of royalties in amounts in excess of $1,000 per year; and
     (xv) all other contracts, agreements, commitments or undertakings of any of the Companies which are material to its condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects (the items described in clauses (i) through (xv), together with the contracts and agreements set forth on Schedule 3.1(r), are collectively referred to herein as the “Material Contracts”).
With respect to each such Material Contract, Sellers have used their reasonable efforts to reference on such Schedule 3.1(m) the applicable clause of this Section 3.1(m) to which such Material Contract relates. True, correct and complete copies of each Material Contract, as amended to date, and a written summary setting forth the terms and conditions of each Material Contract that is an oral agreement, have been delivered to Buyer. Each of the Companies has performed all material obligations required to be performed by it to date under the Material Contracts, and no Company nor, to Seller’s Knowledge, any other party to any Material Contract has breached or improperly terminated any Material Contract, or is in default under any Material Contract. To Seller’s Knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach, termination or default of any Material Contract. Each of the Material Contracts is in full force and effect, and is a legal, binding and enforceable obligation of or against the Company or Companies party thereto and, to Seller’s Knowledge, the other parties thereto and, to Seller’s Knowledge, no Material Contract will fail to be the legal, binding and enforceable obligation of or against the parties thereto as a result of the transactions contemplated by the Transaction. None of the Companies has outstanding contracts with officers, employees, agents, consultants, advisors, salesmen or sales representatives that are not cancelable by it on notice of 30 days or less and without liability, penalty or premium in excess of $25,000 in any single instance. None of the Companies has received any written notice of the intention of any party to terminate any Material Contract or repudiate any provision thereof. For purposes of this Agreement, (A) “Related Party” means (1) any director, officer, trustee, beneficiary or equity holder of Seller Holdco, Seller Trust or any of the Companies, or

any Person in which such director, officer, trustee, beneficiary or equity holder has any Material Interest, (2) Individual, any immediate family member (as such term is used under Item 404 of Regulation S-K under the Securities Act of 1933, as amended) of Individual or any Person in which Individual or any immediate family member of Individual has any Material Interest, (3) any Former Shareholder, any immediate family member of a Former Shareholder or any Person in which any Former Shareholder or any immediate family member of a Former Shareholder has a Material Interest, and (4) Seller Holdco, Seller Trust, any of the Companies or their respective Affiliates; and (B) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.
     (n) Equipment Leases. Set forth on Schedule 3.1(n) is a true, correct and complete list of all leases for all material equipment utilized by any of the Companies in the conduct of the Business, including all material motor vehicles and forklifts (the “Equipment Leases”), true, correct and complete copies of which have previously been provided to Buyer. With respect to each Equipment Lease:
     (i) the rates and rental payments under any Equipment Lease entered into between any Company and a Related Party are fair and reasonable (or were, when entered into, fair and reasonable);
     (ii) no Equipment Lease will fail to be the legal, valid, binding and enforceable obligation of or against the Company or Companies party thereto or, to Seller’s Knowledge, the other parties thereto immediately following consummation of the Transaction;
     (iii) none of the Companies is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default by any of the Companies or permit termination, modification or acceleration thereunder by any of the other parties thereto;
     (iv) none of the Companies nor, to Seller’s Knowledge, any other party to such Equipment Lease has repudiated any provision thereof;
     (v) there are no disputes, oral agreements or forbearance programs in effect as to such Equipment Lease;
     (vi) no Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest of such Company in the property leased under such Equipment Lease;
     (vii) all equipment leased thereunder has been operated and maintained in accordance with all applicable Laws;

     (viii) the applicable Company is in possession of the equipment leased thereunder; and
     (ix) to Seller’s Knowledge, such Equipment Lease is not subject to, and does not relate to equipment that is the subject of, a sublease or a pass-through lease.
     (o) Insurance. Set forth on Schedule 3.1(o) is a true, correct and complete list of all insurance policies, including but not limited to policies providing property, casualty and liability coverage, self-insurance policies, workers’ compensation coverage and bond and surety arrangements, to which any of the Companies is or has been a party, a named insured or otherwise the beneficiary of such coverage at any time within the past five years, true, correct and complete copies of which have previously been provided to Buyer. With respect to each such insurance policy, Schedule 3.1(o) provides a description of (i) any retroactive premium adjustments or other loss-sharing arrangements and (ii) any claims made under such policy within the last five years, except as to claims based on any injury caused or alleged to have been caused by goods or materials purchased or sold by any of the Companies that contained or were alleged to have contained Hazardous Materials, for which this disclosure requirement has no time limit. With respect to each such insurance policy: (A) the application and all other required documentation with respect thereto have been properly prepared and delivered to the insurer, and the information contained in such application or other documentation is, or was at the time of delivery, true and correct; (B) none of the Companies nor, to Seller’s Knowledge, any other party to such policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, after notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration under such policy; and (C) no party to such policy has repudiated any provision thereof.
     (p) Bank Accounts. Set forth on Schedule 3.1(p) is a true, correct and complete list of all banks, brokerage firms and other financial institutions in which any of the Companies, or with respect to the Business, any other Person has accounts or safe deposit boxes (specifying the locations and identifying numbers) and the names of all Persons authorized to draw thereon or have access thereto.
     (q) Litigation. None of the Companies is subject to any order of, or written agreement or memorandum of understanding with, any Governmental Authority. There exists no litigation, action, suit, proceeding, hearing, demand, investigation, charge or complaint pending or, to Seller’s Knowledge, threatened against any of the Companies or the Business, including without limitation claims for product warranty, product liability or other Liability or obligation relating to products sold by any of the Companies, or which would adversely affect the Transaction. To Seller’s Knowledge, no Person has threatened or asserted any claims against any of the Companies which would adversely affect the Transaction. Set forth on Schedule 3.1(q) is a description of all litigation, actions, suits, proceedings, hearings, investigations, charges, claims, complaints and demands asserted, brought or, to Seller’s Knowledge, threatened against any of the Companies within the five years preceding the date hereof (other than ordinary and normal course workers’ compensation claims involving immaterial liabilities), together with a description of the outcome thereof. None of the matters set forth on Schedule 3.1(q) would reasonably be expected to result in a Seller Material Adverse Change. For purposes of this Agreement, “Seller’s Knowledge” means the actual knowledge of the Persons listed on Exhibit L hereto.
     (r) Customers and Suppliers. None of the Companies is involved in any claim or controversy with any of its customers or suppliers that would reasonably be expected to result in a Seller Material Adverse Change. Set forth on Schedule 3.1(r) is a complete list of (i) the ten largest dollar-volume customers at each of the locations where customers are served and Products are stored (each, a “Location”), (ii) the ten largest dollar-volume suppliers at each Location, in each case as of the twelve-month period ended December 31, 2006 and (iii) each current written contract or agreement (other than purchases and sales in the ordinary course of business and consistent with past practices) between the Company and (A) the 25 largest dollar-volume customers of the Companies, taken as a whole, and (B) the ten largest dollar-volume suppliers of the Companies, taken as a whole, in each case for the twelve-month period ended December 31, 2006. None of the Companies has been advised in writing by any customer or supplier listed on Schedule 3.1(r) that such customer or supplier has plans to terminate its relationship with any of the Companies or would not use any of the Companies’ services in the future. To Seller’s Knowledge, no supplier or customer relationship will be terminated as a result of the Transaction. All business placed by any officer or employee of any of the Companies has been placed in the name of one or more of the Companies and all amounts payable on such business have been paid to and are the property of the Companies.
     (s) Regulatory and Legal Compliance. Each of the Companies has complied in all material respects with all laws, statutes, rules, regulations, judgments, decrees, orders, ordinance, regulation, arbitration awards, grants, franchises, permits and licenses or other legally enforceable requirements of or by any Governmental Authority (including without limitation zoning ordinances, building codes and civil rights laws) (collectively, “Laws”) applicable to it and to the conduct of the Business, and, to Seller’s Knowledge, no material expenditures (except expenditures in the ordinary course of business and consistent with past practices (with respect to both timing and amount)) are or will be required by any of the Companies to comply with any Laws. None of the Companies is in default under, and no event has occurred which, with the lapse of time or action by a third party, would reasonably be expected to result in default under, the terms of any judgment, decree, order or writ of any Governmental Authority, whether at law or in equity, issued or entered against any of the Companies.
     (t) Brokers, Finders and Agents; Transaction Costs. No agent, broker, investment banker, financial advisor or other firm or Person engaged by any Seller or any of the Companies is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in connection with the Transaction.
     (u) Company Intellectual Property. Set forth on Schedule 3.1(u) is a true, correct and complete list of all material patents, trademarks (whether registered or unregistered), service marks, trade names, service names, brand names, logos, copyrights, web addresses, web sites and domain names owned or used by each of the Companies (collectively, the “Company Intellectual Property”). Each of the Companies owns or has the right to use such Company Intellectual Property in connection with the operation and conduct of the Business. Each item of Company Intellectual Property owned or used by the Companies as of the date hereof and any other Company Intellectual Property owned or used by the Companies immediately prior to the Closing will be owned or available for use by such Companies on identical terms and conditions immediately following the Closing. Other than the Company Intellectual Property, none of the Companies owns or uses any other intellectual property, other than validly licensed or public domain software and the trademarks of its suppliers. None of the Companies has interfered with, infringed upon or misappropriated any intellectual property rights of third Persons. Neither Sellers nor any of the Companies has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation. To Seller’s Knowledge, no third Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any such rights of any of the Companies. None of the Companies has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any item of Company Intellectual Property. Use of the Company Intellectual Property will not interfere with, infringe upon, misappropriate or otherwise come into conflict with any intellectual property rights of third Persons as a result of the continued operation of the Business of the Companies as presently conducted.
     (v) Permits. Each of the Companies has, and is in material compliance with, all material permits, permissions, grants, orders, registrations, authorizations, exemptions, approvals, licenses, registrations, variances, waivers, consents or similar rights or privileges (“Permits”) which are necessary or required for the operation of its Business as currently operated and its present activities on the Leased Real Property, all of which Permits are in full force and effect. Schedule 3.1(v) lists all such Permits existing as of the date hereof.
     (w) Employees; Employee Relations; Collective Bargaining Agreements. Set forth on Schedule 3.1(w) is a complete list of: (i) all employees of each of the Companies as of December 31, 2006, including total compensation (such as salaries, bonuses and commissions) for each such employee for the preceding twelve months; (ii) all present or former employees of any of the Companies who have terminated or given notice of their intention to terminate their employment during the twelve months ending on December 31, 2006; and (iii) any increase during the twelve months ending on December 31, 2006 in the rate of compensation of any employee (other than immaterial increases made in the ordinary course of business and consistent with past practices). There have been no material changes to the information set forth on Schedule 3.1(w) since the dates indicated therein. All employees of the Companies are employees at will. There are no material claims pending or, to Seller’s Knowledge, threatened between any of the Companies and any representative of their respective employees. Each of the Companies has complied and is complying in all material respects with all Laws relating to the employment of labor, including without limitation any provision thereof relating to wages, hours, collective bargaining, employee health, safety, insurance and welfare and the payment of social security and similar taxes. None of the Companies has experienced any material labor difficulties, including without limitation strikes and work stoppages, within the three years preceding the date hereof. There is no labor strike, dispute, stoppage or lockout pending or, to Seller’s Knowledge, threatened against any of the Companies. Except as set forth on Schedule 3.1(w), none of the Companies is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There exists no current union organizational effort with respect to any of the Companies’ non-union employees. To Seller’s Knowledge, no executive, key employee or group of key employees has any plans to terminate employment with any of the Companies. There is no unfair labor practice or labor arbitration proceeding pending or, to Seller’s Knowledge, threatened against any of the Companies.
     (x) Taxes. Each of the Companies indicated on Schedule 3.1(x) as being an “S Corp” (each an “S Corp” and collectively, the “S Corps”) is and has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code from and after the dates indicated on such Schedule 3.1(x). Each of the Companies indicated on Schedule 3.1(x) as being a “Qsub” (each a “Qsub”) is and has been a validly electing qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code from and after the date indicated on such Schedule 3.1(x) and immediately prior to becoming a Qsub was a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code from and after the dates indicated on such Schedule 3.1(x). Each of the Companies has timely filed all Tax Returns required to be filed by it with the appropriate Governmental Authority and all such Tax Returns are true, correct and complete in all material respects. Each of the Companies has timely paid all Taxes due, except such Taxes, if any, being contested in good faith. All deficiencies for any Taxes that have been proposed, asserted, or assessed against the Companies have been fully paid. Each of the Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. None of the Companies is subject to any agreement, waiver or other arrangement extending the period for assessment or collection of any Taxes. None of the Companies is a party to any action or proceeding for the assessment or collection of any Taxes, nor is any such action or proceeding threatened, and no deficiency notices or reports have been received by any of the Companies in respect of any Tax. None of the Companies is a party to or bound by any Tax sharing or allocation agreement. There are no Liens with respect to Taxes (other than Taxes not yet due and payable) on any of the assets or properties of any of the Companies. No claim has ever been made by a Taxing authority in a jurisdiction in which any of the Companies has never filed a Tax Return that such Company is or may be subject to taxation by that jurisdiction. None of the Companies (i) is, or has been, a member of an affiliated, consolidated, combined or unitary group (other than a group the common parent of which was CalPly), or (ii) has any Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, or by contract or otherwise (other than with respect to other members of the affiliated group of which CalPly is the parent). None of the Companies will be denied a deduction pursuant to Section 280G of the Code as a result of the Transaction. None of the Companies is or will be required to include any amount in its gross income or exclude any amount of its deductions in any Taxable period ending after the Closing Date by reason of a change in accounting method in any Taxable period ending on or before the Closing Date. The Restructuring will not adversely impact any S Corp’s eligibility to be a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code. The term “Tax” (including, with correlative meaning, the terms “Taxes,” “Taxable” and “Taxing”) means all United States or foreign federal, state, local net income, gross income, profits, franchise, gross receipts, payroll, sales, employment, use, occupation, license, value added, property, ad valorem, withholding, excise, user, fuel, excess or windfall profits, alternative or add-on minimum, gains, transfer (including without limitation real property transfer taxes), documentary, stamp, built-in gains and other taxes of any kind whatsoever, together with all interest, penalties, fines and additions to tax or other amounts imposed with respect thereto. The term “Tax Return” means any return, report, statement, election, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.
     (y) Product Warranties; Product Liability.
     (i) Except for written product warranties made by the Companies on any sales records used within the last five years, true, accurate and complete copies of which heretofore have been provided to Buyer by Sellers, none of the Companies has created or granted any express product warranties or guarantees in connection with the installation, assembly, sale, lease or delivery of its Products. None of the Companies or any Seller has received any notice and, to Seller’s Knowledge, there is no claim that any of the Companies has any Liability with respect to the return of, or failure to properly install, Products other than in the ordinary course of business and consistent with past practices. Since January 1, 2001, there has not been, nor is there under consideration or investigation by any of the Companies or any Seller, any recall, rework, retrofit or post-sale warning concerning any Product. Except for returns and repairs of Products by customers in the ordinary course of business and consistent with past practices, each Product installed, assembled, sold, leased or delivered by the Companies has been in conformity in all material respects with all applicable contractual commitments and regulatory requirements and all express and implied warranties, and, to Seller’s Knowledge, none of the Companies has any material Liability, and there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of the Companies giving rise to any Liability, for replacement or repair thereof or other damages in connection therewith.
     (ii) None of the Companies has any Liability, and, to Seller’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of the Companies giving rise to any Liability, arising out of any injury to any individuals or property as a result of the ownership, possession or use of any Product installed, assembled, sold, leased or delivered by any of the Companies.

     (z) Consents and Approvals. Set forth on Schedule 3.1(z) is a true, correct and complete list of all notices, consents, novations, approvals, authorizations, waivers and other requirements which must be given, obtained or satisfied by Sellers or any of the Companies for consummation of the Transaction, including without limitation all notices, consents, novations, approvals, authorizations, waivers or other requirements which must be given, obtained or satisfied for the indirect transfer or deemed transfer or assignment of any of the Companies’ assets, including orders, contracts, agreements, leases, commitments, licenses, franchises, Permits, authorizations or concessions which are non-assignable or non-transferable or cannot be subleased to Buyer, or non-assignable or non-transferable or cannot be subleased without the consent of some other Person, or are otherwise subject to change-in-control restrictions (collectively, “Consents”). No consent, novation, approval, filing or authorization is required to be obtained or satisfied for the continued performance by any of the Companies of any Material Contract except for the consents marked with an “*” on Schedule 3.1(z) (the “Closing Consents”).
     (aa) Absence of Certain Commercial Practices. No Seller, Company, Former Shareholder or officer, director, employee, trustee, agent or representative of any of the foregoing, nor any Person acting on behalf of any of the foregoing, has given or agreed to give (i) any gift or similar benefit of more than nominal value to any customer, supplier, Governmental Authority (including any governmental employee or official) or any other Person who is or may be in a position to help, hinder or assist any of the Companies, the Business or the Person giving such gift or benefit in connection with any actual or proposed transaction relating to any of the Business, which gifts or similar benefits would individually or in the aggregate subject any of the Companies or any officer, director, employee, agent or representative of any of the Companies to any fine or penalty or to any criminal sanctions; (ii) illegal receipts from or payments to any governmental officials or employees; (iii) bribes or kick-backs; (iv) illegal political contributions; or (v) any receipts or disbursements in connection with any unlawful boycott. No such gift or benefit is required in connection with the current operation of the Business to avoid any fine, penalty, cost, expense or Seller Material Adverse Change.
     (bb) Books and Records. The books and records of each of the Companies maintained in connection with the Business (including without limitation (i) books and records relating to the purchase of materials and supplies, manufacture or processing of products, sales of products, dealings with customers, invoices, customer lists, government procurements, inventories, supplier lists, personnel records and taxes, (ii) the stock books, stock ledgers and minute books of each of the Companies, and (iii) computer software and data in computer readable and human readable form used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto), accurately record all transactions of each of the Companies in all material respects, and have been maintained consistent with good business practice.
     (cc) Warranty Costs. Set forth on Schedule 3.1(cc) is a description of all litigation, actions, suits, investigations, claims and proceedings asserted, brought or to Seller’s Knowledge threatened, against any of the Companies within the year preceding the date hereof, together with a description of the outcome thereof, relating to any claim for Warranty Costs involving individual amounts paid or payable by the Companies in excess of $25,000. Claims for Warranty Costs since the Balance Sheet Date did not exceed $25,000 individually or in the aggregate, and there are no outstanding or, to Seller’s Knowledge, threatened claims for any such costs which would exceed $25,000 individually or in the aggregate. As used herein, “Warranty Costs” means the costs and expenses of servicing, repairing and/or replacing, or allowances for service, repair, return or replacement, of defective or allegedly defective or improperly selected products or parts or components thereof distributed, manufactured or sold by the Companies and the costs of materials and expenses of replacing materials or products or correcting any jobs or materials inadequately performed or manufactured, together with such legal liability, if any, as may exist under the Uniform Commercial Code in connection with sales of products, whether such costs and expenses relate to or arise out of claims or causes of action which assert causes sounding in tort, contract or warranty, or any combination of the foregoing.
     (dd) Pricing Practices. The prices to be received or paid by each of the Companies under all outstanding contracts, agreements, commitments and undertakings with its customers and suppliers and others have been determined on an arms’ length basis.
     (ee) Transactions with Related Parties.
     (i) Set forth on Schedule 3.1(ee) is a list of (A) all outstanding loans to or from any Company, on the one hand, and any Related Party on the other, (B) any unresolved contractual or other claims, express or implied, of any kind whatsoever against any of the Companies by any Related Party; (C) any unresolved contractual or other claims, express or implied, of any kind whatsoever against any Related Party by any of the Companies; (D) any Lien held currently by a Related Party with respect to any property or assets used by any of the Companies; or (E) all other existing transactions (other than employment relationships) between any Company, on the one hand, and any Related Party on the other.
     (ii) Set forth on Schedule 3.1(ee) is a true, correct and complete list of any director, officer, employee or equity holder of any of the Companies, and any Person in which any such director, officer, employee or equity holder has any Material Interest, owing more than $10,000 to the Business or to any of the Companies in connection with the Business.
     (iii) Except as set forth in Section 1.5, no amounts have been paid or may be payable to any Related Party pursuant to any phantom stock, bonus or similar plan or arrangement in connection with or as a result of the consummation of the Transaction.
     (ff) Other Businesses. No Seller has any direct or indirect interest in any Person or business which competes with or conducts any business similar to the Business conducted by the Companies.

     (gg) Unclaimed Property. None of the Companies has any assets that may constitute unclaimed property under applicable Law. Each of the Companies has complied in all material respects with all applicable unclaimed property Laws. Without limiting the generality of the foregoing, each of the Companies has established and followed procedures to identify any unclaimed property and, to the extent required by applicable Law, remit such unclaimed property to the applicable Governmental Authority.
     (hh) Disclosure. To Seller’s Knowledge, no representation or warranty made by any of the Companies or any Seller contained in this Agreement, any Related Agreement or any certificate delivered by any Seller pursuant hereto contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements and facts contained herein or therein, in the light of the circumstances in which they were or are made, not false or misleading. Until the Closing Date, the Companies and Sellers will have a continuing obligation to supplement the schedules to this Agreement, including the cover letter thereto, to the extent necessary to comply with this Section 3.1(hh); provided that in no event will any such supplement relieve any Company or any Seller of any obligation that may have accrued by reason of any failure to make such disclosure prior to or contemporaneously with the execution and delivery of this Agreement.
     (ii) No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of the Companies nor any Seller makes any express or implied representation or warranty on behalf of the Companies or any Seller and the Companies and Sellers hereby disclaim any such representation or warranty whether by the Companies, Sellers, any of their respective Affiliates, officers, directors, employees, agents or representatives or any other Person.
     3.2 Environmental Representations, Warranties and Covenants.
     (a) Definitions. For the purposes of this Agreement, the following terms have the following definitions:
          ”Environment” means any of the following media: (i) land, including surface land, sub-surface strata and any natural or man-made structures; (ii) water, including coastal and inland waters, surface waters, ground waters, and drinking water supplies; and (iii) air, including indoor and outdoor air, in each case, including any living organism or system supported by such media.
          ”Environmental Claim” means any notice, claim, demand, action, suit, complaint, proceeding or communication by any Governmental Authority or other Person alleging (i) Liability or potential Liability that affects or would reasonably be expected to affect any of the Companies, the Business or any property currently or formerly owned, operated or leased by any of the Companies or its predecessors in interest, or any off-site treatment, storage or disposal facilities used by any of the Companies or its predecessors in interest (collectively, the “Facilities”), relating to, arising out of, based on or resulting from any Environmental Law or Environmental

Permit (each as hereinafter defined) or (ii) Liabilities for any Environmental Condition under common law or Liabilities under any Environmental Laws of any third party that any of the Companies has assumed, contractually or by operation of applicable law.
          ”Environmental Condition” means any actual or threatened bodily injury, property damage, environmental contamination or pollution arising out of any Release or threatened Release of or exposure to Hazardous Materials (each as hereinafter defined) that would reasonably be expected to form the basis for any Environmental Claim against any of the Companies, the Business or any of the Facilities.
          ”Environmental Laws” means the common law and all applicable federal, state, local and foreign Laws relating in any manner to contamination, pollution or protection of human health or the Environment including without limitation: the Clean Air Act, as amended, U.S.C. §§ 7401 et seq.; the Clean Water Act, as amended, 33 U.S.C. §§ 1251 et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §§ 136 et seq.; Rivers and Harbor Act of 1899, 33 U.S.C. §§ 401 et seq.; Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; Oil Pollution Act, 33 U.S.C. §§ 2701 et seq.; National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq.; Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; Endangered Species Act, 16 U.S.C. §§ 1531 et seq.; and Consumer Product Safety Act, 15 U.S.C. §§ 2501 et seq. and any applicable state and local Laws, in each case as in effect as of the Closing Date, that regulate the same subject matter as the aforementioned Laws.
          ”Environmental Liability” means all Damages (as hereinafter defined) incurred or suffered by Buyer or any of the Companies after the Closing to the extent relating to, arising out of, or in respect of any Environmental Condition that existed or occurred or relates to the operation of the Business or the sale or distribution of Products on or prior to the Closing Date, including any Environmental Claim in respect of any such Environmental Condition.
          ”Environmental Permits” means all Permits and other Governmental Approvals (as hereinafter defined) required to be in effect as of the Closing Date under Environmental Laws for the conduct of the Business or the ownership or use of the Facilities.
          ”Environmental Reports” means all applications, notifications, reports, studies, assessments, data and audits that address any assessment or analysis of the Environment, including without limitation any reports prepared by or for Buyer prior to the Closing Date which relate to the Facilities, or address any issue of noncompliance with, or Liability under, any Environmental Law that may affect any of the Companies, the Business or the Facilities.
          ”Governmental Approvals” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice of or to, any Governmental Authority.
          ”Hazardous Material” means any pollutant, contaminant, chemical, material, substance, waste or constituent (including without limitation crude oil or any other petroleum product and asbestos) subject to regulation under, or which can give rise to Liability under, any Environmental Law or which was located at any location occupied, or contained in any Product sold, by any of the Companies.
          ”Liability” or “Liabilities” means any and all liabilities and obligations, whether such liabilities or obligations relate to payment, performance or otherwise, are known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not such liabilities or obligations would be required to be reflected on or reserved against the financial statements of the obligor under GAAP.
          ”Release” means any releasing, spilling, seeping, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of any Hazardous Materials into the Environment (including the abandonment or discarding of barrels, containers, tanks or other receptacles containing Hazardous Materials).
          ”Remedial Action” means all actions required by any Environmental Law or any Governmental Authority under any Environmental Law or by any lessor pursuant to a valid and binding lease of any facility: (i) to clean up, remove, treat, abate or in any other way address any Environmental Condition; (ii) to prevent the Release or threat of Release or minimize the further Release of any Hazardous Materials so that it does not migrate or endanger or threaten to endanger human health or the Environment; and (iii) to perform pre-remedial sampling, studies and/or investigations in connection with any Release or threatened Release. Remedial Action also includes any actions, measures or steps necessary to bring any of the Companies into compliance with Environmental Laws.
     (b) Each of the Companies is in compliance with all Environmental Laws applicable to them, the Business as presently conducted and the Facilities, and possesses and complies with all Environmental Permits required under such Environmental Laws except where any failure to so comply would not reasonably be expected to cause a Seller Material Adverse Change. A true, correct and complete list of all Environmental Permits held by any of the Companies is set forth in Schedule 3.2. All such Environmental Permits are in full force and effect. None of the Companies has received written notice from any Governmental Authority that any such Environmental Permits will be modified, suspended or revoked or cannot be renewed in the ordinary course of business and consistent with past practices. Each of the Companies has timely taken all action necessary to renew such Environmental Permits.
     (c) To Seller’s Knowledge, there are no Environmental Conditions that have not been completely resolved to the satisfaction of applicable Governmental Authorities.
     (d) There is no pending or, to Seller’s Knowledge, threatened Environmental Claim against any of the Companies relating to the Business or the Facilities for which any of the Companies may reasonably be expected to have any Liability.
     (e) To Seller’s Knowledge, there are no Hazardous Materials or other conditions at, under or emanating from, and there has been no Release at, on or adjoining, any of the Facilities that would reasonably be expected to give rise to an Environmental Claim against or Liability of any of the Companies under any Environmental Law.
     (f) To Seller’s Knowledge, none of the Facilities are (i) listed or proposed for listing on the National Priorities List promulgated under CERCLA, (ii) listed on the Comprehensive Environmental Response, Compensation, and Liability Information System promulgated under CERCLA, or (iii) listed on any comparable list promulgated or published by any Governmental Authority. No Lien has been recorded under any Environmental Law with respect to any of the Facilities.
     (g) None of the Companies is conducting any Remedial Action under any Environmental Law, nor is any of the Companies obligated under any order, decree or agreement with any Governmental Authority to conduct any such Remedial Action, in each case related to the Companies and the Business.
     (h) To Seller’s Knowledge, there are no underground storage tanks or related piping, surface impoundments, land disposal sites, hazardous waste storage, treatment or disposal units or facilities or friable asbestos containing material at the Facilities.
     (i) Set forth on Schedule 3.2 is an accurate and complete list of all Environmental Reports in the possession or control of any Seller, any of the Companies or any of their respective Affiliates in connection with any Environmental Conditions or current or planned Remedial Action with respect to the Companies, the Business or the Facilities. A copy of such Environmental Reports has previously been provided to Buyer.
     (j) Each of the Facilities owned or leased by the Companies is in compliance with the Occupational Safety and Health Act, as amended (“OSHA”), and all other applicable Laws with respect to occupational safety and health. There are no actions, suits, claims, notices of potential claims, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to Seller’s Knowledge, threatened against or affecting the Business or any of such Facilities, in each case based upon an alleged violation of OSHA or any other applicable Law with respect to occupational safety and health.

     3.3 Employee Benefit Representations and Warranties.
     (a) Set forth on Schedule 3.3 is a true, correct and complete list of all the following: (i) each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pursuant to which any of the Companies has any Liability in respect of current or former employees, directors, officers or independent contractors of any of the Companies (“Employees”) or any beneficiaries or dependents of any Employees (each, an “Employee Plan”), and (ii) each other plan, program, simple retirement account, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any Employees or any beneficiaries or dependents of any Employees (other than directors’ and officers’ liability policies), whether or not insured or funded, (A) pursuant to which any of the Companies has any Liability or (B) constituting an employment or severance agreement or arrangement with any officer or director of any of the Companies or with any Seller (each, a “Benefit Arrangement”). Each of the Companies has provided to Buyer with respect to each Employee Plan and Benefit Arrangement: (i) a true, correct and complete copy of all written documents comprising such Employee Plan or Benefit Arrangement and any related trust agreement, insurance contract or other funding vehicle (including amendments and individual agreements relating thereto, or, if there is no such written document, an accurate and complete description of such Employee Plan or Benefit Arrangement); (ii) the most recent Form 5500 or Form 5500-C/R (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports or valuations, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination or opinion letter, if any.
     (b) Each Employee Plan and Benefit Arrangement has been established, operated and maintained in accordance with its terms and in compliance in all material respects with applicable Laws and the rules and regulations thereunder, including, but not limited to, ERISA and the Code. The Companies have complied with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”).
     (c) All contributions and other payments required to be made with respect to any Employee Plan and Benefit Arrangement (or to any person pursuant to the terms thereof) which are due have been made or paid in a timely fashion, and all contributions or other payments for any period ending on or before the Closing Date which are not yet due have been accrued in the appropriate Financial Statements to the extent required by GAAP. All premiums or other payments due on or before the Closing Date have been paid with respect to each such Employee Plan or Benefit Arrangement.
     (d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified with respect to any qualification requirement for which the applicable remedial amendment period has closed and has been determined by the Internal Revenue Service to be so qualified, and no circumstances exist that are reasonably expected by any of the Companies or any Seller to result in the revocation of any such determination.
     (e) All required reports and descriptions of each Employee Plan and Benefit Arrangement (including without limitation IRS Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been timely filed and distributed.
     (f) Any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to any Employee Plan or Benefit Arrangement has been appropriately given.
     (g) Each Employee Plan and Benefit Arrangement may be terminated by the Companies at any time.
          (h) With respect to each Employee Plan and Benefit Arrangement:
     (i) There has been no “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that is not exempt under Section 408 of ERISA, nor fiduciary breach within the meaning of Section 404 or 409 of ERISA, with respect to which any of the Companies could have or has any Liability. No action, suit, proceeding, hearing, audit or investigation with respect to the administration or the investment of the assets of any Employee Plan or Benefit Arrangement (other than routine claims for benefits) is pending or, to Seller’s Knowledge, threatened. None of the Companies (including but not limited to the employees with responsibility for employee benefits matters), to Seller’s Knowledge, any basis for any such action, suit, proceeding, hearing, audit or investigation.
     (ii) None of the Companies nor any Seller has incurred, expects to incur or has any knowledge of any facts pursuant to which any of the Companies or any Seller might incur any excise tax imposed by Chapter 43 of the Code.
     (iii) No Employee Plan or Benefit Arrangement is subject to Title IV of ERISA, and none of the Companies nor any Person required to be treated as a single employer with any of the Companies pursuant to Code Sections 414(b), (c), (m) or (o) (“ERISA Affiliate”) has ever maintained or contributed to any plan, policy or arrangement subject to Title IV of ERISA, and none of the Companies nor any ERISA Affiliate has any liability under (A) Title IV of ERISA, (B) Section 302 of ERISA or (C) Sections 412 and 4971 of the Code.
     (i) No Employee Plan is a “multiemployer plan” as that term is defined in Section 3(37) of ERISA or a “multiple employer plan” described in Section 4063(a) of ERISA, nor has any of the Companies or any ERISA Affiliate ever contributed to or been obligated to contribute to such a multiemployer plan or multiple employer plan. No Employee Plan is a plan maintained by more than one employer described in Section 413(b) or (c) of the Code.

     (j) None of the Companies maintains or ever has maintained or contributed or been required to contribute to any Employee Plan or Benefit Arrangement providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents, other than as required under COBRA.
     (k) Neither the execution or delivery of this Agreement, the Restructuring nor the consummation of the Transaction (either alone or together with any additional or subsequent events related thereto), constitutes an event under any Employee Plan, Benefit Arrangement, loan to, or individual agreement or contract with, an Employee that may result in any payment (whether of severance pay or otherwise), acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Employee, or the forgiveness of any loan or other commitment of any Employee. Each of the Companies has reserved the right to amend or terminate any Employee Plan or Benefit Arrangement at any time without the consent of any Person.
     3.4 General. Except as set forth in Section 6.2(a), the representations and warranties of the parties hereto made in this Agreement, subject to the exceptions therein or in the Disclosure Schedule hereto, will not be affected by any information furnished to, or any investigation conducted by, any of them or their representatives in connection with the subject matter of this Agreement. The representations and warranties made in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Closing for the respective periods set forth in Section 9.3(a).
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Sellers, as of the date hereof and as of the Closing Date, that:
     4.1 Organization and Standing; Corporate Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and the Related Agreements entered into by it in connection herewith, and to perform the obligations required to be performed by it hereunder and thereunder. This Agreement and the Related Agreements entered into by Buyer in connection herewith have been duly executed and delivered by Buyer. This Agreement and the Related Agreements entered into or to be entered into by Buyer in connection herewith have been duly approved by the Board of Directors of Buyer, and constitute, or upon execution and delivery by Buyer will constitute, the valid, binding and enforceable obligations of Buyer, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally.
     4.2 Conflicts; Defaults. Neither the execution and delivery of this Agreement and the Related Agreements executed and delivered, or to be executed and delivered, in connection herewith by Buyer, nor the performance of the Transaction by Buyer, will (a) violate, conflict with or constitute a default under any of the terms of Buyer’s Certificate of Incorporation or Bylaws, (b) violate any Law of any Governmental Authority applicable to Buyer, (c) require any consent to be obtained from, filed with or delivered to any Governmental Authority or any other Person or (d) materially violate or constitute a material default under any agreement, indenture or other instrument to which Buyer or any Affiliate of Buyer is a party or by which Buyer may be bound, or any order, judgment or decree applicable to Buyer or any Affiliate of Buyer, in each case that would adversely affect the consummation of the Transaction on substantially the terms set forth herein.
     4.3 Brokers, Finders and Agents; Transaction Costs. No agent, broker, investment banker, financial advisor or other firm or Person engaged by Buyer is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in connection with the Transaction.
     4.4 Litigation. There is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any Affiliate of Buyer that would adversely affect the consummation of the Transaction on substantially the terms set forth herein.
     4.5 Financial Ability. Buyer has the financial resources necessary to consummate the Transactions, including, without limitation, the ability to pay the Purchase Price at Closing.
     4.6 No Other Representations or Warranties. Buyer acknowledges that the Companies and Sellers have disclaimed any representations or warranties, whether express or implied, made by the Companies and Sellers (or their Affiliates, officers, directors, employees, agents and representatives, as applicable) that are not expressly set forth herein, whether or not such representations, warranties or statements were made in writing or orally.
ARTICLE V. CONDITIONS TO CLOSING
     5.1 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Transaction is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer except for the conditions set forth in Sections 5.1(e) (as to Consents of Governmental Authorities) and (f):
     (a) Representations and Warranties. Each of the representations and warranties of Sellers and the Companies made in Article III of this Agreement must be true and correct in all material respects (provided that any such representation or warranty that is qualified by a materiality standard will not be further qualified hereby) both on the date hereof and as of the Closing Date as though made at such time except for such representations and warranties that are explicitly limited to other dates, which representations and warranties must have been true and correct in all material respects as of such dates (provided that any such representation or warranty that is qualified by a materiality standard will not be further qualified hereby).
     (b) Covenants. Each Seller and each of the Companies must have performed and complied in all material respects with all covenants and agreements hereunder (including without limitation those contained in Sections 6.2(b) and 7.1) required to be performed or complied with by each of them at or prior to the Closing Date.

     (c) Seller Material Adverse Change. Since the date hereof, there must not have been any Seller Material Adverse Change or any event, condition or occurrence reasonably likely to result in a Seller Material Adverse Change. For purposes of this Agreement, “Seller Material Adverse Change” means a material adverse change in the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of the Companies or their respective Businesses, taken as a whole, other than changes (a) generally affecting the industries in which the Companies operate and (b) resulting primarily from the announcement or the execution of this Agreement or the pendency or consummation of the Transaction.
     (d) Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Agency or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the Restructuring or the consummation of the Transaction, (ii) cause the Restructuring or the Transaction to be rescinded following consummation or (iii) affect adversely the right of Buyer to the Shares and the Companies.
     (e) Consents. All Consents of Governmental Authorities and Closing Consents must have been obtained, waived or satisfied.
     (f) Antitrust Proceeding or Litigation. No litigation under the United States federal antitrust laws or the antitrust laws of any other Governmental Authority challenging the legality of the Transaction shall have been instituted by the federal government or such other Governmental Authority and not settled or otherwise terminated.
     (g) Certificate of Sellers and the Companies. At the Closing, Individual, the President or Chief Executive Officer and the Secretary or Assistant Secretary of Seller Holdco and each of the Companies and the trustee or trustees of Seller Trust having authority to act on behalf of Seller Trust must have executed and delivered to Buyer a certificate, dated the Closing Date, to the effect that the conditions specified in Sections 5.1(a), (b) and (c).
     (h) Certificates; Documents. Sellers and other Persons must have delivered the certificates, opinions of counsel and other documents required by Sections 2.2 and 2.4, including, if not previously delivered, documents and instruments satisfactory to Buyer evidencing the Restructuring.
     5.2 Conditions to Sellers’ Obligations. The obligations of Sellers to consummate the Transaction are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Sellers except for the conditions set forth in Section 5.2(c):
     (a) Representations and Warranties. Each of the representations and warranties of Buyer made in Article IV of this Agreement must be true and correct in all material respects both on the date hereof and as of the Closing Date as though made at such time.

     (b) Covenants. Buyer must have performed and complied in all material respects with all covenants and agreements hereunder required to be performed or complied with by it at or prior to the Closing Date.
     (c) Antitrust Proceeding or Litigation. No litigation under the United States federal antitrust laws or the antitrust laws of any other Governmental Authority challenging the legality of the Transaction shall have been instituted by the federal government or such other Governmental Authority and not settled or otherwise terminated.
     (d) Certificate of Buyer. At the Closing, Buyer must have delivered to Sellers a Certificate, signed by the President or a Vice President and the Secretary or Assistant Secretary of Buyer and dated the Closing Date, to the effect that the conditions specified in Section 5.2(a) and (b) have been fulfilled.
     (e) Certificates; Documents. Buyer must have delivered the payments, certificates and other documents required of it by Sections 2.3 and 2.4.
     5.3 Conditions to Buyer’s and Sellers’ Obligations. The obligations of Buyer and Sellers to consummate the Transaction are subject to the condition that, on or prior to the Closing Date, any applicable waiting period or similar requirement under the H-S-R Act must have expired or been terminated, and no action shall have been instituted by the FTC or the DOJ challenging or seeking to enjoin the consummation of the Transaction, which action shall not have been withdrawn or terminated.
ARTICLE VI. COVENANTS OF COMPANIES AND SELLERS
     6.1 Conduct of Business. During the period from the date hereof through the Closing, each of the Companies will, and Sellers will cause each of the Companies to, conduct the Business and operate their assets only in the ordinary course of business and consistent with past practices (including without limitation using their commercially reasonable efforts to preserve beneficial relationships between the Companies and their respective agents, lessors, suppliers and customers) and continue normal maintenance, marketing, advertising, distributional and promotional expenditures in connection with the Business. None of the Companies will engage in any transactions, including transactions relating to the purchase or sale of goods, raw materials, inventories or other operating or production items, intracorporate or otherwise, with any Related Party from the date hereof until the Closing other than transactions consistent with past practices (but not including the entry into, or the amendment of, any contracts or agreements) or approved by Buyer in writing. Without limiting the generality of the foregoing and except as expressly provided in this Agreement (including in connection with the Restructuring) or as set forth on Schedule 6.1, during the period from the date hereof until the Closing, none of the Companies will, and Sellers will not permit any of the Companies to:
     (a) Obligations for Borrowed Money. Other than indebtedness incurred in the ordinary course of business and consistent with past practices (i) create, incur or assume any indebtedness (including obligations in respect of capital leases) or any debt for money borrowed (whether long- or short-term); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligation of any other Person; or (iii) make any loans, advances or capital contributions to any other Person except for advances to employees for travel and other customary expenses and loans to employees for relocation expenses in the ordinary course of business in an aggregate amount not in excess of $25,000;
     (b) Accounts Receivable. Write off as uncollectible any notes or Accounts Receivable, except write-offs in the ordinary course of business and consistent with past practices;
     (c) Employee Matters. Adopt or amend any Employee Plan or Benefit Arrangement or increase in any manner the compensation or fringe benefits of any Employee (other than, solely with respect to non-executive Employees, in the ordinary course of business), or pay or fund any benefit not required by any Employee Plan or Benefit Arrangement or change any actuarial assumptions with respect to any Employee Plan or Benefit Arrangement, or take any action or grant any benefit not expressly required under the terms of any Employee Plan or Benefit Arrangement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;
     (d) Acquisition or Sale of Assets. Except for inventory in the ordinary course of business and consistent with past practices, purchase or acquire or sell, transfer, license or otherwise dispose of or agree to purchase or acquire or sell, transfer, license or otherwise dispose of, directly or indirectly, any material assets, including without limitation any failure to maintain any Company Intellectual Property or technology;
     (e) Acquisitions. Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;
     (f) Liquidation. Adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
     (g) Commitments. Enter into any other agreement, commitment, contract or undertaking, except agreements, commitments, contracts or undertakings made in the ordinary course of business and consistent with past practices and the representations and warranties of the Companies and Sellers contained in this Agreement, or amend or modify any Material Contract where such amendment or modification would reasonably be expected to have a Seller Material Adverse Change;
     (h) Leased Facilities. Except as contemplated by Section 2.4(b), terminate, modify or amend any of the leases set forth on Schedule 3.1(l) under the caption “Leased Real Property”;
     (i) Encumbrances. Encumber, pledge or otherwise grant or create a Lien on any of their respective assets;

     (j) Articles and Bylaws. Make or propose any change or amendment in their respective Articles of Incorporation or Bylaws or similar organizational documents;
     (k) Capital Stock. Issue or sell any shares of capital stock or other securities or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with the respect to the issuance of, any shares of capital stock or any other securities of any of them or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, cancel, combine or reclassify any of their capital stock or other securities, or make any other changes in their capital structures;
     (l) Dividends. Declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or other equity interest or property) with respect to any shares of the capital stock or other equity interest of any of them (except for cash distributions (i) in the ordinary course of business and consistent with past practices (with respect to both timing and amount, provided that in no event will such ordinary course distribution exceed $16,667 per day for the quarterly period to which the dividend relates) and (ii) to the extent necessary for Sellers to satisfy their income tax obligations relating to income generated by the Companies), or purchase or redeem any shares of the capital stock or other equity interest of any of them;
     (m) Insurance. Cause or permit any of the policies of insurance referred to in Section 3.1(o) to terminate, lapse or be canceled, unless reasonable replacement policies, without lapse of coverage, have been put in place;
     (n) Litigation. Enter into any compromise or settlement of any litigation, action, suit, claim, proceeding or investigation to which any of the Companies is a party or to which any of the Companies is subject, except (i) settlements made in the ordinary course of business involving disputes with customers or suppliers which do not exceed $50,000 individually or in the aggregate or (ii) other settlements made in the ordinary course of business which do not exceed $10,000 individually or in the aggregate;
     (o) Taxes. Except with the consent of Buyer (which will not be unreasonably withheld or delayed), (i) make, revoke or amend any Tax election (other than in the ordinary course of business) except for the Tax elections contemplated by Section 7.7(k), (ii) adopt or change any Tax accounting method, (iii) undertake any transaction that triggers a Tax liability under Section 1374 of the Code, (iv) settle or compromise any material claim or assessment with respect to Taxes, or (v) consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes or amend any Tax Returns;
     (p) Subchapter S Corporation Status. Revoke any of the Companies’ election to be taxed as a subchapter S corporation within the meaning Sections 1361 and 1362 of the Code or take or allow any action that would result in the termination of any of the Companies’ status as validly electing subchapter S corporations within the meaning Sections 1361 and 1362 of the Code;

     (q) Inventories. Maintain levels of all products held in inventory, including raw materials, work in process, supplies and finished goods inventories, at levels that are inconsistent with current practice in the ordinary course of business;
     (r) Acceleration; Discounts. Accelerate orders or sales, offer any special terms, discounts or purchase programs (including by providing credit terms) to customers or suppliers, or accelerate the collection of any receivables, except in the ordinary course of business and consistent with past practices; or
     (s) Accounting Policies. Make any change in any method of accounting or accounting practice.
     6.2 Disclosure Supplements.
     (a) From time to time and in no event later than five business days prior to the Closing Date (except with respect to matters that arise after the fifth business day prior to the Closing Date, in which case this deadline will be two business days prior to the Closing Date), Sellers and the Companies will amend and supplement the Disclosure Schedules with respect to any matter (i) which may arise hereafter and which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Disclosure Schedules, or (ii) which makes it necessary to correct any information in the Disclosure Schedules or in any representation and warranty of Sellers or the Companies which has been rendered inaccurate thereby. Any amendment or supplement to the Disclosure Schedules will be described in the cover letter to the correspondence delivered to Buyer pursuant to Section 10.4 by which Sellers amend or supplement such Disclosure Schedules. Any amendment or supplement to the Disclosure Schedules and any delivery of schedules after the date hereof will not modify, affect or diminish Buyer’s right to terminate this Agreement pursuant to Section 8.1 or relieve the Companies or Sellers of any obligation that may have accrued by reason of any failure to make such disclosure prior to or contemporaneously with the execution and delivery of this Agreement; provided, however, that if the Closing occurs, Buyer will be deemed to have waived any right or claim pursuant to Article IX hereof with respect to those matters that both (A) were disclosed to Buyer in any such supplement or amendment at least five business days prior to the Closing Date and (B) arose after the date hereof.
     (b) During the period from the date hereof to the Closing, the Companies and Sellers will promptly (i) furnish or make available to Buyer copies of all operating reports and monthly, quarterly and other financial statements of the Companies, and (ii) notify Buyer of (A) the institution or settlement of any litigation, complaint, investigation, action, suit, claim or proceeding involving any of the Companies or their respective businesses and of any developments therein, and (B) any development that would reasonably be expected to result in a material breach of the representations and warranties of the Companies and Sellers provided herein or a Seller Material Adverse Change.
     6.3 Closing. Sellers, Buyer and the Companies will, to the extent within their control, use their commercially reasonable efforts to cause the conditions set forth in Sections 5.1, 5.2 and 5.3 to be satisfied by the Closing Date.

     6.4 Accounts Receivable. If any Seller or any Affiliate of any Seller receives any payment relating to any Account Receivable outstanding on or after the Closing Date, such payment will be the property of, and will be promptly forwarded and remitted to, Buyer. Such Seller or Affiliate will promptly endorse and deliver to Buyer any cash, checks or other documents received by such Seller or Affiliate on account of any such Account Receivable.
     6.5 No Shopping or Disclosure. From the date hereof through and until the earlier of termination of this Agreement pursuant to Article VIII or the Closing, none of the Companies or Sellers nor any officer, director, employee, trustee, agent or representative of any of the foregoing will, directly or indirectly, (a) solicit, initiate or encourage any inquiries, proposals or offers from any Person relating to any acquisition or purchase of all or substantially all of the assets of, or all or a material amount of any securities of, or any merger, consolidation or business combination with, any of the Companies (any such inquiry, proposal or offer being hereafter referred to as an “Acquisition Proposal”), or (b) with respect to any of the foregoing (i) participate in any discussions or negotiations, (ii) furnish to any other Person any information with respect to any of the Companies or the Business, or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort. Sellers will notify Buyer immediately if any Person makes any inquiry, proposal or offer with respect to the foregoing. Neither Buyer, any of the Companies or any Seller nor any of their respective employees, officers, equity holders, agents or representatives will disclose this Agreement or the Transaction to any third party without the consent of the other parties hereto, except for disclosure to the attorneys and accountants involved in assisting with the negotiation and consummation of the Transaction.
     6.6 Payment of Indebtedness; Releases. Except for (a) indebtedness under the Loan Agreement, (b) current trade payables incurred in the ordinary course of business and consistent with past practices and (c) as set forth on Schedule 6.6, on or before the Closing Date, each of the Companies will, and Sellers will cause each of the Companies to, (i) pay, perform and discharge any and all Liabilities for indebtedness of the Companies, whether fixed, contingent or otherwise, and (ii) obtain or procure the release of any and all Liens (including any guarantees of any Company) or claims relating to such indebtedness or otherwise affecting the assets and properties of the Companies.
     6.7 Encumbrances. After the date hereof and prior to the Closing, Sellers will not pledge or otherwise encumber any of the Shares of the Companies owned by Sellers or permit any other Shares of any of the Companies to be pledged or otherwise encumbered, in each case except as contemplated by the Restructuring.
     6.8 Consents. After the date hereof and prior to the Closing, Sellers will (a) obtain any Consents of any Related Party and (b) use its commercially reasonable efforts to obtain all Consents of Governmental Authorities and Closing Consents (other than those described under subsection (a) hereof).
     6.9 Sellers Acknowledgement and Waiver. From and after the Closing, Sellers will not assert, and hereby waive or agree to cause to be waived as of the Closing, any and all claims by any Seller (including in such Seller’s capacity, if any, as an officer, employee or director of any of the Companies) against any of the Companies and their respective directors and officers arising out of or relating to events, circumstances, acts or omissions occurring prior to Closing (including but not limited to any appraisal rights with respect to the Shares of any of the Companies), but not including (a) claims for which such Seller is entitled to indemnification under any of the Companies’ Articles of Incorporation, Bylaws or similar organizational documents or applicable state Law governing corporations, (b) claims that such Individual may have relating to amounts payable with respect to the employment-based bonus described in Section 7.9, or (c) any unpaid salary or benefit accrued prior to the Closing Date.
     6.10 Retention Agreements. After the Closing Date, Sellers will use their commercially reasonable efforts to obtain from each of the individuals as is reasonably requested by Buyer an executed Retention Incentive Bonus Agreement with Buyer and CalPly in substantially the form attached as Exhibit M hereto.
     6.11 Customer and Supplier Relationships. From the Closing Date, Sellers will use their commercially reasonable efforts, at Buyer’s request and expense but without compensation to Sellers, to assist in the transfer to Buyer of the goodwill and reputation associated with the Companies’ Business and the Companies’ personnel, suppliers, manufacturers’ representatives and customer relationships. Sellers will use their commercially reasonable efforts, at Buyer’s request and expense but without compensation to Sellers, to assure that the Companies’ current customers and suppliers will continue to do business with the Companies and Buyer in accordance with the terms and for the periods of time set forth in any contract, agreement, commitment or undertaking (including the Material Contracts), whether oral or written, and whether currently in effect or proposed to be entered into by any of the Companies. Notwithstanding the foregoing, in no event will Sellers be require to expend a material amount of time or effort in furtherance of this Section 6.11.
     6.12 Further Assurances. From time to time, including without limitation after the Closing, upon request of Buyer and without further consideration hereunder, Sellers will: (a) execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such other instruments of sale, assignment, conveyance and transfer and will take all such other action as may be required for the Restructuring or the consummation of the Transaction, and to more effectively transfer to and vest in Buyer, and to put Buyer in possession of, the Companies’ Business and the Shares of the Companies, free and clear of any and all Liens, including without limitation at Sellers’ expense, all actions required to assure that title to any Company Intellectual Property rights owned, or purported to be owned, by any of the Companies or their respective predecessors in interest is properly transferred to, and registered in the name of, such of the Companies or such other Persons as Buyer may designate; (b) use its commercially reasonable efforts to secure, or to assist Buyer in securing, any Consent from any Person or Governmental Authority which may be required for the Restructuring and the consummation of the Transaction and the continued operation of the Companies’ Business after the Closing; and (c) not take any action designed or intended to have the effect of discouraging any employee, lessor, licensor, customer or supplier of any of the Companies from maintaining the same business relationships after the Closing as it maintained with the Companies prior to the Closing. Notwithstanding the foregoing, in no event will Sellers be require to expend a material amount of time or effort in furtherance of this Section 6.12.

ARTICLE VII. CERTAIN ADDITIONAL COVENANTS
     7.1 Access to Records and Properties. Prior to the Closing, Sellers and the Companies will (a) provide Buyer and its agents and representatives, including its independent accountants, internal auditors and attorneys, upon reasonable notice, access to all the facilities and offices of the Companies, and to all of the books and records of the Companies (including work papers of any independent accountant) during normal business hours, and upon Individual’s consent (which will not be unreasonably withheld or delayed), the Companies’ personnel and (b) furnish Buyer with such other financial and operating data (including interim, monthly and quarterly financial information) and other information with respect to the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of the Companies or the Business as Buyer reasonably requests.
     7.2 Maintenance of and Access to Records. Buyer will preserve and maintain the records relating to the Business that are part of the Companies’ assets as of the Closing in accordance with Buyer’s normal document retention policy but in any event for at least two years after the Closing Date for purposes of (a) permitting Sellers to satisfy their Tax requirements, (b) the defense or prosecution of litigation (including arbitration and mediation), and (c) any other reasonable need of Sellers to consult such books and records. Following the second anniversary of the Closing Date up to and including the seventh anniversary of the Closing Date, prior to the destruction of any records of the Company relating to Taxes for any period or portion thereof ending on or before the Closing Date, Buyer will notify Sellers of its intent to destroy such records and afford Sellers the opportunity, at Sellers’ expense and to the extent reasonably necessary, to take possession of such records.
     7.3 Public Announcements. None of the parties hereto will issue any press release or make any similar public announcement relating to the subject matter of this Agreement prior to Closing except as may be required by applicable law, in which case the party proposing to issue such press release or make such public announcement will consult in good faith with the other parties before issuing any such press release or making any such public announcement.
     7.4 Expenses. Except as otherwise provided herein, Sellers and Buyer will each pay all of their own legal, accounting, investment banking and other fees, costs and expenses incurred by each such party in connection with this Agreement, the Related Agreements and the Transaction, including but not limited to their fees relating to the any filings pursuant to the H-S-R Act. In addition, Sellers will pay all accounting, consulting, brokers’ or finders’ fees, investment banking, or other fees, expenses or charges incurred by any of the Companies in connection with the negotiation, preparation, execution or performance of the Restructuring, this Agreement, the Related Agreements and the Transaction.
     7.5 Cooperation in the Defense of Claims. If and for so long as any party to this Agreement is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with the Restructuring, the Transaction or any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any of the Companies, each of the other parties to this Agreement will reasonably cooperate with him, her or it and his, her or its counsel or insurers in the contest or defense, make available their personnel and provide such testimony and access to their books and records as may be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party unless the contesting or defending party is entitled to indemnification therefor under Article IX or otherwise.
     7.6 Antitrust Filings. Within two business days following the date of this Agreement, the Companies and Buyer will file with the FTC, the DOJ and all other applicable Governmental Authorities pursuant to any antitrust or similar Laws relating to competition, including without limitation the H-S-R Act, the notification and documentary material required in connection with the acquisition of the Shares of the Companies by Buyer pursuant to this Agreement. Sellers will cause the Companies to, and Buyer will promptly, file any additional information requested in connection therewith as soon as practicable after receipt of a request for additional information. Buyer and Sellers will use commercially reasonable efforts to satisfy all conditions, including obtaining early termination of the applicable waiting periods, under any such Laws, including the H-S-R Act. None of the parties hereto will extend any waiting period under the H-S-R except with the prior consent of the other parties (which will not be unreasonably withheld or delayed). The parties hereto will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings. Pursuant to Section 7.4, Sellers and Buyer will each pay all of their own fees relating to the any filings pursuant to the H-S-R Act.
     7.7 Tax Matters.
          (a) Section 338(h)(10) Election.
     (i) At Buyer’s option, Individual will join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state or local law with respect to the purchase and sale of the Shares of any of the S Corps hereunder (with respect to each S Corp, the “Section 338(h)(10) Election” and collectively, the “Section 338(h)(10) Elections”)). Buyer will notify Individual in writing of each Section 338(h)(10) Election within two months after the Closing. With respect to each S Corp for which Buyer notifies Individual of its election to make a Section 338(h)(10) Election, Buyer will prepare and provide to Individual an IRS Form 8023, which Individual will then sign and return to Buyer within 30 days after receiving notification from Buyer regarding each such Section 338(h)(10) Election, and will take all other actions reasonably necessary to effect the Section 338(h)(10) Election, including without limitation that Individual will include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on Individual’s Tax Return to the extent required by Law.
     (ii) Individual will cooperate with Buyer and use commercially reasonable efforts to provide to Buyer such information and documentation as Buyer reasonably requests to calculate the value of the Tax benefits to Buyer of making the Section 338(h)(10) Elections and the amount of additional Taxes that would be owed by Individual and the S Corps as a result of making the Section 338(h)(10) Elections, including without limitation information about the adjusted tax basis in the Shares of the S Corps and the adjusted tax basis of the S Corps’ assets.
     (iii) Whether or not a Section 338(h)(10) Election is made for any of the Companies, Individual will prepare and file the final federal income Tax Return (and any corresponding final state income Tax Returns) for each S Corp for its last taxable year as an S corporation (collectively, with respect to each S Corp, the “Final S Corp Income Tax Return”), and Individual will pay any Taxes shown as due on each such Final S Corp Income Tax Return (including any Tax imposed on the S Corp attributable to the making of the Section 338(h)(10) Election, including (A) any Tax imposed under Section 1374 of the Code or any similar provision of state or local Law and (B) any state or local Tax imposed on the S Corp’s gain such as the 1.5% California corporate franchise Tax corporation (the “Section 338(h)(10) Tax”). Individual will cause each such Final S Corp Income Tax Return to be prepared and filed in accordance with applicable Law and consistent with past practices. Individual will permit Buyer to review and comment on each such Final S Corp Income Tax Return prior to filing. With respect to each S Corp for which a Section 338(h)(10) Election is made and no later than sixty (60) days prior to the due date for filing its Final S Corp Income Tax Return, Individual will provide to Buyer a draft schedule showing the amount of Section 338(h)(10) Taxes imposed on the S Corp (computed in accordance with the allocations made on the Second Allocation Schedule). During the thirty (30) calendar days following receipt by Buyer of such draft schedule, Individual and Buyer will meet and confer and attempt in good faith to agree upon the amount of the Section 338(h)(10) Tax due. If the parties cannot agree, the disagreement will then be submitted, as promptly as practicable, to an arbitrator pursuant to Section 10.8, whose decision as to such question or questions in dispute will (1) be reached within fifteen (15) calendar days after submission thereof, (2) be limited to choosing the position either of Individual or Buyer with respect to each disagreement, and (3) be final and binding upon Individual and Buyer. The fees of the accounting arbitrator will be borne by Individual, on the one hand, and Buyer on the other hand, in such amount(s) as determined by the arbitrator pursuant to Section 10.8. Buyer will reimburse Individual for the amount of such Taxes within 10 days of the payment of such Taxes made with the filing of the Final S Corp Income Tax Returns.
     (iv) Buyer will pay or cause to be paid to Individual, in cash, the amount of additional consideration necessary to cause the after-Tax net proceeds that Seller Holdco realizes from the sale of the CalPly Shares (treating Taxes incurred by Individual as a result of such sales as though such Taxes were incurred by Seller Holdco for purposes of calculating such after-Tax net proceeds to Seller Holdco) to be equal to the after-Tax net proceeds that Individual would have received had Individual not transferred the CalPly Shares to Seller Holdco pursuant to the Restructuring and, instead, sold the CalPly Shares directly to Buyer without making a Section 338(h)(10) Election for CalPly (the “CalPly Tax Adjustment”); provided, however, in no event will the CalPly Tax Adjustment be a negative number. In calculating the CalPly Tax Adjustment, there will be taken into account only the effects upon Individual of realizing items of income, gain, deduction, loss and expense arising out of the deemed sale of assets under Treas. Reg. § 1.1361-5(b) resulting from the sale by Seller Holdco of the CalPly Shares, as compared to the effects upon Individual of realizing gain from the direct sale of CalPly Shares to Buyer without having transferred the CalPly Shares to Seller Holdco pursuant to the Restructuring (including without limitation realization of income, gain, deduction or loss or change in character thereof). For avoidance of doubt, in each case the calculations made pursuant to the immediately preceding sentence will be made disregarding any deduction, expense or loss realized by Seller Holdco or CalPly to the extent attributable to amounts paid or payable pursuant to Section 1.5.
     (v) If a Section 338(h)(10) Election is made with respect to any S Corp, Buyer and each of the S Corps, jointly and severally, will pay or cause to be paid to Individual, in cash, the amount of additional consideration necessary to cause the after-Tax net proceeds that Individual realizes from the sale of the Company Shares for all S Corps for which a Section 338(h)(10) Election is made to be equal to the after-Tax net proceeds that Individual would have received had no Section 338(h)(10) Election been made for any of such S Corps (the “S Corp Tax Adjustment”); provided, however, in no event will the S Corp Tax Adjustment be a negative number. In calculating the S Corp Tax Adjustment, there will be taken into account only the effects upon Individual of realizing items of income, gain, deduction, loss and expense arising out of the hypothetical sale of assets and liquidation resulting from the all the Section 338(h)(10) Elections, as compared to the effects upon Individual of realizing gain from a sale of Company Shares of the S Corps for which a Section 338(h)(10) Election is made without such Section 338(h)(10) Election (including without limitation realization of income, gain, deduction or loss or change in character thereof).
     (vi) No later than April 10, 2008, Buyer and each of the Companies, jointly and severally, will pay or cause to be paid to Individual by wire transfer of immediately available funds the full amount the CalPly Tax Adjustment and the S Corp Tax Adjustment (collectively, the “Tax Adjustment”); provided, however, if a dispute regarding the amount of the Tax Adjustment is pending on April 10, 2008, then Buyer and each of the Companies, jointly and severally, will pay or cause to be paid to Individual by wire transfer of immediately available funds (i) the undisputed portion of the Tax Adjustment no later than April 10, 2008 and (ii) any remainder of the Tax Adjustment within five days after resolution of any such dispute. The Tax Adjustment will be increased if required due to any final “determination” (as defined in Section 1313(a) of the Code and any corresponding provision of state or local Law), and the obligations of Buyer and each of the Companies to pay the Tax Adjustment will survive until the expiration of all applicable statutes of limitation with respect to Individual and each S Corp for which a Section 338(h)(10) Election is made for all taxable years during which either Closing occurs or any portion of the Purchase Price or the Tax Adjustment is paid or payable. Within thirty (30) days after all Allocation Schedules have become final pursuant to Section 7.7(b), Individual will deliver to

Buyer a draft schedule computing the amount of the Tax Adjustment (as finally determined pursuant hereto, the “Adjustment Schedule”). During the thirty (30) calendar days following receipt by Buyer of such draft Tax Adjustment Schedule, Individual and Buyer will meet and confer and attempt in good faith to agree upon and finalize the Tax Adjustment Schedule. Within ten (10) calendar days after the expiration of such 30-day period, Individual will deliver to Buyer a further draft Tax Adjustment Schedule with any revisions so agreed. Within ten (10) calendar days after receipt of such further draft Tax Adjustment Schedule, Buyer will notify Individual whether Buyer concurs or disagrees with such further draft Tax Adjustment Schedule and, if applicable, Buyer’s disagreements. If such disagreements cannot be resolved between Individual and Buyer within ten (10) calendar days after delivery of such notice by Buyer to Individual, the disagreement will then be submitted, as promptly as practicable, to an arbitrator pursuant to Section 10.8, whose decision as to such question or questions in dispute will (1) be reached within fifteen (15) calendar days after submission thereof, (2) be limited to choosing the position either of Individual or Buyer with respect to each disagreement, and (3) be final and binding upon Individual and Buyer. The fees of the accounting arbitrator will be borne by Individual, on the one hand, and Buyer on the other hand, in such amount(s) as determined by the arbitrator pursuant to Section 10.8.
     (b) Purchase Price Allocation. Set forth on Schedule 7.7(b) is an allocation schedule showing the allocation of the Purchase Price among the Company Shares for all the Companies (the “First Tax Allocation Schedule”). Within 90 days after the Closing Date, Buyer will prepare and deliver to Individual, with respect to each S Corp for which a Section 338(h)(10) Election is made (and with respect to CalPly), an allocation schedule showing the allocation among the assets of each such S Corp (and CalPly) of the portion of the Purchase Price (and separately showing any and all other capitalized costs) allocated to that S Corp (and CalPly) under the applicable First Tax Allocation Schedule and the liabilities of such S Corp (and CalPly) taken into account as part of the consideration for the assets of such S Corp (and CalPly) in the hypothetical sale of assets pursuant to Section 338(h)(10) of the Code (and under Treas. Reg. 1.1361-5(b) in a manner consistent with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder and other applicable Law (as finalized pursuant hereto, the “Second Tax Allocation Schedule” and together with the First Tax Allocation Schedule, the “Allocation Schedules”). Any amount paid to Sellers out of Escrowed Funds will be allocated to good will and going concern value of CalPly. The allocations set forth in the Second Tax Allocation Schedule will be binding upon Sellers except to the extent (i) determined otherwise pursuant to a final determination (as defined in Section 1313(a) of the Code or corresponding provisions of state or local Law, as applicable) or (ii) Sellers receive a written opinion of a nationally recognized law firm or accounting firm to the effect that compliance with the Second Tax Allocation Schedule would subject Sellers to Tax penalties. Buyer and Sellers will report and file Tax Returns (including IRS Form 8883) in all respects and for all purposes consistent with such Allocation Schedules. Sellers and Buyer will use commercially reasonable efforts to provide each other with such information and documentation as reasonably required to prepare any Allocation Schedule. Neither Buyer nor Sellers will take any position (whether in audits, Tax

Returns or otherwise) that is inconsistent with such Allocation Schedules unless required to do so by Law.
     (c) Information Reporting. On or before the Closing Date, Sellers will provide Buyer with all information needed by Buyer to comply with the reporting provisions of new Section 6043A of the Code and Buyer will timely prepare and file all reports required thereunder consistent with such information provided by Sellers and the Allocation Schedules.
     (d) Tax Returns. Buyer will prepare and file, or cause to be prepared and filed, all Tax Returns (other than the Final S Corp Income Tax Returns and any other income Tax Return for any S Corp for any taxable year or portion thereof ending on or before the Closing Date, as to which the provisions of Section 7.7(a) apply) for each of the Companies required to be filed ending after the Closing Date. In connection therewith, Sellers will be responsible for and reimburse Buyer for any Taxes for which Sellers have agreed to indemnify Buyer pursuant to Sections 9.2(a)(iv) and (v). In the case of Tax Returns for periods starting before and ending after the Closing Date, Buyer will provide Sellers with an opportunity to review and comment on such Tax Returns no less than 15 days prior to the due date thereof and will make such revisions as may be reasonably requested by Sellers. In addition to the Final S Corp Income Tax Returns and the other income Tax Returns of the S Corps for any taxable year ending on or before the Closing Date, Sellers will prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by each of the Companies on or before the Closing Date.
     (e) Cooperation on Tax Matters. Buyer, the Companies and Sellers will cooperate fully, to the extent reasonably requested by another party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include (i) the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding, (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, (iii) furnishing the other with copies of all correspondence received from any Taxing authority in connection with any Tax audit or information request relating to Taxes for which either of the parties is entitled to Indemnification, and (iv) in the case of any federal, state, county, local or foreign Tax audit claim or assessment relating to any payroll withholding Tax liability asserted against any of the Companies, promptly seeking abatement of liability pursuant to Section 3402(d) of the Code (and, in that connection, requesting each affected employee to provide an affidavit or other proof that the relevant compensation was included in taxable income and any applicable Taxes thereon were paid), making filings required for adjustments without interest pursuant to Section 6205(a)(1) of the Code, and taking appropriate action under similar provisions of state or local law. Sellers, on the one hand, and Buyer and the Companies, on the other hand, will (i) retain all books and records with respect to Tax matters pertinent to the Companies relating to any Taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if such other party so requests, the party giving such notice will allow the other party to take possession of such books and records.
     (f) Tax Sharing Agreements. Any Tax sharing agreements or similar agreements with respect to or involving the Companies and any Person other than the Companies will be terminated as of the Closing Date and, after the Closing Date, the Companies will not be bound thereby or have any Liability thereunder.
     (g) Proceedings. Notwithstanding any other provision of this Agreement or the Escrow Agreement, whenever any Taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Buyer is entitled to indemnification under this Agreement or for which Sellers are otherwise responsible, Buyer will promptly inform Sellers, and Sellers will have the right to control any resulting administrative and judicial proceedings or determinations and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Buyer is entitled to indemnification under this Agreement or for which Sellers are otherwise responsible. Whenever any Taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Sellers are entitled to indemnification under this Agreement or for which Buyer is otherwise responsible, Buyer will have the right to control any resulting administrative and judicial proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Sellers are entitled to indemnification under this Agreement or for which Buyer is otherwise responsible.
     (h) Transfer Taxes. Notwithstanding any other provision of this Agreement to the contrary, Sellers will be liable for, and will timely pay, any and all gains, transfer, sales, use, bulk sales, recording, registration, documentary, stamp and other Taxes that may result solely from the transfer of Shares of the Companies to Buyer hereunder (other than any such Taxes that are payable as a result of making a Section 338(h)(10) Election).
     (i) Refunds. Except to the extent any such refund was reflected as an asset on the Financial Statements as of Closing, all refunds of Taxes for any taxable period or portion thereof ending on or before the Closing Date (other than Taxes that Buyer is responsible to pay under this Agreement) will belong to Sellers, and any such refund received by or credited to Buyer will be promptly paid by Buyer to Sellers.
     (j) Timing Adjustments. If (i) a Section 338(h)(10) Election is not made with respect to a Company (and in any event to the extent relevant with respect to California corporate franchise tax) and (ii) the Tax liability of any of the Companies and/or Sellers for a taxable period or portion thereof ending on or before the Closing Date is increased or decreased because of the correction of the timing of an item of income, deduction, or credit, which when corrected produces a Tax benefit or detriment available to Buyer, any of the Companies or a successor to any of the Companies after the Closing Date, Buyer will pay to Sellers, or Sellers will pay to Buyer, as the case may be, from time to time, without duplication, upon receipt, payment, or application of all or any portion of such

Tax benefit or detriment or portion thereof by Buyer, any of the Companies or any successor of any of the Companies, an amount equal to such Tax benefit or detriment or portion thereof received, paid or applied.
     (k) S Election/Qsub Election. Prior to Closing and pursuant to the Restructuring, Sellers will file a “protective” S election for Seller Holdco and a qualified subchapter S subsidiary election for CalPly, which (with the transfer by Seller Trust of the CalPly Shares to Seller Holdco) Sellers will treat for Tax purposes as a reorganization under Section 368(a)(1)(F) of the Code so that Seller Holdco will be treated as a continuation of CalPly and CalPly’s original S election will be treated as never having terminated. To the extent not received from the IRS prior to the Closing Date, Sellers will promptly provide Buyer with a copy of the IRS acknowledgment of such elections following their receipt from the IRS.
     (l) E Foam S Election Relief. Prior to Closing, Sellers will file an application for relief under Rev. Proc. 2003-43, 2003-1 C.B. 998, so that E Foam will be a validly electing S corporation as of the Closing Date.
     (m) Section 453A Reimbursement. Buyer will reimburse Sellers for interest paid by Sellers under Section 453A(c) of the Code, up to $275,000, resulting from a portion of the Purchase Price being held in an escrow account (as specified in Section 1.2(b)(ii)). Within ten days of Sellers providing proof of payment of such interest, Buyer will pay or cause to be paid to Sellers, in cash, the amount of such interest paid, up to a total of $275,000. Proof of payment may be made by Sellers providing to Buyer a certification to Buyer of such payment by a certified public accountant on behalf of Sellers.
     7.8 Drilling; Environmental Investigations. For a period of five years following the Closing Date, Buyer will not, and will cause the Companies not to, and will not allow any Person acting on Buyer’s or the Companies’ behalf to (a) drill or bore on or through the surface of any Leased Real Property or (b) conduct any environmental testing or sampling at any Leased Real Property, in each case without either (i) a valid business reason for such activity or (ii) Sellers’ consent (which will not be unreasonably withheld or delayed). The parties acknowledge and agree that any such activity the primary purpose of which is to create an opportunity to make a claim for indemnification under Article IX hereto, or any other activity that cannot reasonably be justified absent Sellers’ obligations under Article IX hereof, will not be deemed to have a valid business reason.
     7.9 Executive Bonus. Buyer will cause the Companies to pay Individual any employment-based bonus earned by Individual with respect to the fiscal year ending March 31, 2007, and, in the event the Closing Date occurs after March 31, 2007, with respect to the period between March 31, 2007 and the Closing Date, all in accordance with the terms and conditions of the Executive Bonus Agreement of event date herewith between Individual and CalPly.

ARTICLE VIII. TERMINATION
     8.1 Termination. This Agreement and the Transaction may be terminated at any time prior to the Closing:
     (a) Mutual Consent. By mutual written consent of Sellers and Buyer;
     (b) Closing Date. By Sellers or Buyer if the Closing has not occurred on or before 90 days from the date of this Agreement (the “Termination Date”) (other than on account of the failure of the party seeking to terminate this Agreement to comply with his, or its (or, in the case of Sellers, any Company’s) obligations under this Agreement);
     (c) Seller Misrepresentation or Breach. By Buyer, if there has been a breach by any of the Companies or by Sellers of any representations, warranties, covenants, obligations or agreements of any of the Companies or Sellers set forth in this Agreement or in any writing delivered pursuant hereto by any of the Companies or any Seller (“Pre-Closing Breach”) which failure to comply, if it is capable of being cured, has not been cured within ten (10) days following receipt by Individual of notice of such failure to comply and such Pre-Closing Breach would reasonably be expected to result in a Seller Material Adverse Change;
     (d) Buyer Misrepresentation or Breach. By Sellers, if there has been a breach by Buyer of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement or in any writing delivered pursuant hereto by Buyer which failure to comply, if it is capable of being cured, has not been cured within ten (10) days following receipt by Buyer of notice of such failure to comply and such breach would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Transaction in accordance with the terms of this Agreement;
     (e) Court Order. By Sellers or Buyer if consummation of the Transaction will violate any non-appealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction;
     (f) Seller Material Adverse Change. By Buyer, if since the date hereof there has been a Seller Material Adverse Change or the occurrence of a condition or event which would reasonably be expected to result in a Seller Material Adverse Change;
     (g) Buyer’s Conditions. By Buyer, if any condition precedent to Buyer’s obligation to effect the Closing as set forth in Section 5.1 is not satisfied or incapable of being satisfied (other than on account of the failure of Buyer to comply with its obligations under this Agreement) and such condition is not waived, if waivable, by Buyer on or prior to the Termination Date;
     (h) Sellers’ Conditions. By Sellers, if any condition precedent to Sellers’ obligation to effect the Closing as set forth in Section 5.2 is not satisfied or incapable of being satisfied (other than on account of the failure of the Companies or any Seller to comply with their respective obligations under this Agreement) and such condition is not waived, if waivable, by Sellers on or prior to the Termination Date; and

     (i) Acquisition Proposal. By Buyer if any Company or Seller has entered into any agreement with respect to an Acquisition Proposal other than this Agreement.
     8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement will thereafter become void and have no further force and effect and all further obligations of the Companies, Sellers and Buyer under this Agreement will terminate without further liability of the Companies, Sellers and Buyer, and no party will be entitled to any monetary damages or injunctive relief (including specific performance) as a result of such termination, or any indemnification under Article IX, except that (a) the obligations of the Companies, Sellers and Buyer under Section 7.4 and under the Confidentiality Agreement (as hereafter defined) relating to the Restructuring and the Transaction will survive such termination and (b) in no event will any termination of this Agreement limit or restrict the rights and remedies of any party hereto against any other party which has willfully or recklessly breached any of the agreements or other provisions of this Agreement prior to termination thereof. Notwithstanding the foregoing, nothing set forth in this Section 8.2 will be deemed to modify, affect or diminish any party’s right to terminate this Agreement pursuant to Section 8.1.
ARTICLE IX. INDEMNIFICATION
     9.1 Indemnification by Buyer. Buyer will indemnify, defend and hold Sellers harmless from and against any and all claims, actions, suits, demands, assessments, interest, penalties, fines, judgments, losses, liabilities (including strict liabilities), damages, costs and expenses (including without limitation reasonable attorneys’ fees to the extent permitted by Law, advisors’ and consultants’ fees and expenses, accounting fees, and defense and investigation costs) and of any settlement, of whatever kind or nature, contingent or otherwise, matured or not matured, foreseeable or unforeseeable (collectively, “Damages”) that may be incurred by Sellers arising out of or relating to any breach of any (a) representation or warranty set forth in Article IV or (b) covenant, obligation or agreement of Buyer contained herein.
     9.2 Indemnification by Sellers.
     (a) Except with respect to any Environmental Liabilities arising out of, or relating to, Environmental Conditions, with respect to which Section 9.2(b) will govern, Sellers will jointly and severally indemnify, defend and hold Buyer and the Companies harmless from and against any and all Damages incurred by Buyer or any of the Companies arising out of, or relating to:
     (i) any breach of any representation or warranty contained in Sections 3.1 or 3.3;
     (ii) any breach of any covenant, obligation or agreement of any of the Companies or any Seller contained herein;
     (iii) any litigation, action, suit, proceeding, claim or demand against any of the Companies or Buyer, whether pending or threatened, arising out of events occurring on or before the Closing Date that is brought or asserted by any Person who was, at any time prior to the Closing Date, a holder or purported holder of securities, including equity securities, or membership or other interests, in any of the Companies, with respect to such holder or purported holder’s rights as a holder of equity securities, membership interests or other similar equity interests;
     (iv) all Taxes, whether imposed by assessment, withholding or otherwise, (A) subject to the obligations of Buyer and the Companies under Section 7.7, that are imposed on any Seller as a result of the Transaction, (B) that any Seller is required to pay pursuant to Section 7.7(h) of this Agreement, or (C) that are imposed on any Seller, any of the Companies or their Affiliates or beneficiaries solely as a result of the Restructuring;
     (v) all Taxes of any of the Companies payable for any Taxable year or Taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable year or period that includes (but does not end on) the Closing Date, but only to the extent such Taxes exceed the amount of Taxes that have been reserved therefor on the Balance Sheets (but not including any Taxes imposed on any of the Companies as a result of any Section 338(h)(10) Election);
     (vi) the failure of any Seller to sign a Section 338(h)(10) Election;
     (vii) the invalidity of a Section 338(h)(10) Election due to failure of a Company to qualify as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code as of the Closing Date;
     (viii) the failure of the sale of the CalPly Shares to be treated as an asset sale under Treas. Reg. § 1.1361-5(b) due to (A) a failure of Seller Holdco to qualify as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code as of the Closing Date or (B) a failure of CalPly to be treated as a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code as of the Closing Date;
     (ix) the failure of the transfer by Seller Trust of the CalPly Shares to Seller Holdco pursuant to the Restructuring (along with the election by CalPly to be treated as a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code) to qualify as a reorganization within the meaning of Section 368(a)(1)(F);
     (x) any claims by any Affiliate of any Seller against any of the Companies or their respective directors and officers arising out of or relating to events, circumstances, acts or omissions occurring prior to the Closing; and
     (xi) any litigation, action, suit, proceeding, claim or demand by any employee or former employee in respect of any success, severance, stay or similar bonus paid or payable as a result of the Transaction.
     For purposes of Section 9.2(a)(v), with respect to any period that includes but does not end on the Closing Date, (A) liability for any Taxes determined by reference to income, capital gains, gross income, gross receipts, sales, net profits, windfall profits or similar items or resulting from a transfer of assets will be allocated between the part of the period ending on or before the Closing Date and the part of the period thereafter based on a closing of the books as of the end of the Closing Date; and (B) liability for all other Taxes will be allocated between the part of the period ending on or before the Closing Date and the part of the period thereafter, pro rata based on the number of days in the Taxable period; provided, however, that no part of any Taxes described in this clause (B) will be allocated to the part of the period ending on or before the Closing Date to the extent attributable to any asset acquired after the Closing Date.
     (b) Environmental Liabilities Indemnification by Sellers.
     (i) Subject to the remaining provisions of this Section 9.2(b) and notwithstanding any notification by Sellers to Buyer or any of the Companies prior to the Closing, or any prior knowledge of Buyer or any of the Companies, Sellers will jointly and severally indemnify, defend and hold Buyer and the Companies harmless from and against any and all (A) Environmental Liabilities and (B) Damages incurred by Buyer or any of the Companies arising out of, or relating to, any breach of any representation or warranty contained in Section 3.2.
     (ii) Notwithstanding the foregoing, Sellers will have no obligation to indemnify, defend or hold harmless Buyer or the Companies from or against any Environmental Liability to the extent such Environmental Liability (A) has been caused by any negligence, recklessness or willful misconduct of Buyer or, post-Closing, any of the Companies; provided, however, that any construction, erection, removal, repair, maintenance, demolition, alteration, modification or relocation of the Leased Real Property, the other assets of the Companies or the Business will not be considered “acts, negligent omissions, negligence, recklessness or willful misconduct” under this Section 9.2(b)(ii) if such activities are performed (other than at the request of Buyer) or required to be performed by the owner of the facility (if other than Buyer), Sellers (or any Affiliate of any Seller) or any Former Shareholder, (B) arises out of, or relates to, any Environmental Condition at a Leased Real Property that is not the subject of a Related Party Lease that does not arise out of, or relate to, the operations of the Companies at such Leased Real Property on or prior to the Closing Date or (C) has been discovered or identified as a result of a breach of Section 7.8.
     (iii) From and after the Closing, as long as Sellers have an obligation to indemnify Buyer pursuant to this Section 9.2(b) and provided that the Litigation Conditions (as hereinafter defined) are satisfied, Sellers will control all Remedial Action and negotiations with any Governmental Authority in respect of all Environmental Conditions. Any such Remedial Actions with respect to which Sellers will have an indemnification obligation hereunder (a “Covered Remedial Action”) will be performed in a commercially reasonable manner, including, to the extent allowed or authorized by applicable Environmental Law or the Governmental Authority with jurisdiction over a Covered Remedial Action, the use of applicable numeric or narrative standards to which Hazardous Materials in, on or around land must be remediated as established pursuant to Environmental Laws by the Governmental Authority with jurisdiction over such land. Sellers will select consultants and contractors to implement such Covered Remedial Action (not reasonably objected to by Buyer). Sellers, their consultants and their contractors will be allowed, during normal business hours and upon Buyer’s consent (which will not be unreasonably withheld or delayed), to implement such Covered Remedial Action and to the extent such use would not unreasonably interfere with Buyer’s or the Companies’ business, use, at Sellers’ cost and during normal business hours and upon Buyer’s consent (which will not be unreasonably withheld or delayed), any systems, equipment or utilities at such location reasonably necessary to conduct any Covered Remedial Action, including but not limited to any systems, equipment and utilities reasonably necessary for the proper or effective operation of any remedial system (including the sanitary sewer system and those systems necessary for the supply of gas, water, compressed air and electricity). Buyer will provide Sellers and their environmental consultants, if any, with copies of all non-privileged Environmental Reports, analytical data, correspondence, directives, orders and documents submitted to or received by Buyer or any of the Companies from any Governmental Authority in connection with the Covered Remedial Action, and other non-privileged documents created or received by or on behalf of Buyer or any of the Companies in connection with the Covered Remedial Action.
     (iv) Buyer will inform Sellers promptly in writing of any Environmental Condition or Environmental Claim in respect of which Sellers may have an indemnification obligation under this Section 9.2(b), and Sellers will inform Buyer promptly in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, notice of violation or other document relating to any Environmental Condition or Remedial Action with respect to the Facilities, whether civil, criminal or investigative; provided, however, that the failure of a party to give such notice will not adversely affect the party’s rights under this Agreement except to the extent (if any) that the party who is not promptly informed will have been materially prejudiced as a result of such failure.
     9.3 Certain Limitations on Claims for Indemnification.
     (a) Time Limitations.
     (i) The right of Buyer to indemnification under Section 9.2 will apply only to those claims for indemnification which are given pursuant to this Agreement on or before the respective dates set forth below:
     (A) Any claim for indemnification under Section 9.2(a)(i) relating to any breach of the representations and warranties set forth in Sections 3.1(x) or 3.3 (to the extent any such representation and warranty set forth in Section 3.3 relates to compliance with the Code), or any claim for indemnification under Sections 9.2(a)(iv), (v), (vi), (vii), (viii) or (ix)

will be made on or before 90 days after the expiration of the applicable statute of limitations (and any extensions thereof) applicable to any claim arising in connection with any breach of any such representations and warranties or the subject of such indemnity.
     (B) No time limit will apply to any right to indemnification under Section 9.2(a)(i) relating to any breach of any representation or warranty contained in Sections 3.1(a), (b) or (c), subsections (i), (ii) or part (A) of (iii) of Section 3.1(e) or Section 3.1(k)(ii) (each such section or subsection, as the case may be, an “Unlimited Section” and collectively, the “Unlimited Sections”), Section 9.2(a)(iii), Section 9.2(a)(viii) or Section 9.2(a)(ix).
     (C) Any claim for indemnification under Section 9.2(a)(i) relating to any breach of any representation or warranty set forth in any subsection of Sections 3.1 or 3.3 (or portion thereof) not referred to elsewhere in this Section 9.3(a)(i) or under Section 9.2(a)(ii) will be made on or before the date that is 18 months following the Closing Date.
     (D) Any claim for indemnification under Section 9.2(b) will be made on or before the fifth anniversary of the Closing Date.
     (ii) Any claims for indemnification under Section 9.1 for any breach of any representation or warranty set forth in Article IV will be made on or before the date that is 18 months following the Closing Date.
     (iii) Notwithstanding the foregoing, if a claim for indemnification under Sections 9.1 or 9.2 is made in a timely manner, the subsequent expiration of the survival period, if any, of the corresponding representation or warranty or right of indemnification will not affect the rights and obligations of the indemnified and indemnifying parties thereunder with respect to such claim.
     (b) Maximum and De minimis Amounts.
     (i) The maximum aggregate amount of indemnification which can be required of Sellers:
     (A) under Section 9.2(a)(i) relating to any breach of any representation or warranty contained in the Unlimited Sections or Section 3.1(f) (with respect to the Statement of Net Debt), Section 9.2(a)(iii), Section 9.2(a)(x) and Section 9.2(a)(xi) will not exceed an amount equal to the Purchase Price;
     (B) under Section 9.2(a)(i) relating to any breach of any representation or warranty set forth in any section other than the Unlimited Sections will not exceed $28,000,000; and

     (C) under Section 9.2(b) will not exceed $36,000,000; provided, however, that after the date that is 18 months following the Closing Date such limit will be reduced to an amount equal to (1) $28,000,000 plus (2) the total monetary amount of any claim for which Buyer has sought indemnification from Sellers pursuant to Section 9.2(b) prior to such date.
     (ii) Sellers will not be required to indemnify, defend or hold Buyer or the Companies harmless from and against any Damages under Section 9.2(b) or Section 9.2(a)(i) with respect to any breach of any representation or warranty (other than a breach of any representation and warranty contained in an Unlimited Section or, with respect to Section 3.1(f) as it pertains to the Statement of Net Debt), unless and until the aggregate amount of all such Damages equals $2,800,000 (the “Threshold Amount”), in which event Sellers will be obligated to indemnify Buyer and the Companies, and Buyer and the Companies may assert their right to indemnification hereunder to the extent such Damages exceed the Threshold Amount. For purposes of calculating the amount of Damages incurred by a party seeking indemnification hereunder arising out of or resulting from, but not for purposes of determining whether there has occurred, any breach of a representation, covenant or agreement contained herein, references to an “Seller Material Adverse Change” or materiality (or other correlative terms) will be disregarded.
     (c) Exception to Limitations. Notwithstanding anything in this Section 9.3, the limitations set forth in Sections 9.3(a) and (b) will not apply with respect to any fraud or willful or intentional misrepresentation.
     (d) Payment of Damages. If an amount is payable to Buyer pursuant to this Article IX, such amount will, (i) first, to the extent of available funds, be paid to Buyer by the Escrow Agent from the Escrowed Funds and, to the extent that the Escrowed Funds are insufficient, (ii) second, be paid to Buyer directly by Sellers in cash, by cashier’s or certified check or by wire transfer of immediately available funds to an account designated by Buyer.
     (e) Calculation of Damages. The amount of any Damages for which indemnification is provided to any party pursuant to this Article IX will be calculated giving effect to (net of) (i) any amounts actually recovered by the indemnified party with respect to such Damages under any insurance policies of the Companies (and, with respect to claims for indemnification made by Buyer, Buyer agrees to use commercially reasonable efforts to inquire as to whether any such insurance policies provide coverage for the claim at issue and, if so, to use commercially reasonable efforts to seek recovery thereunder) or from any third-party; (ii) any amounts specifically accrued or reserved for as a current liability or as a deduction from a current asset on the Balance Sheets with respect to such Damages; and (iii) the amount of any Tax benefits actually received (net of any Tax detriment suffered) by the indemnified party or its Affiliates (each a “Loss Reduction Amount”). If the amount of any Damages incurred by an indemnified party at any time subsequent to the making of a payment by an indemnifying party pursuant to this Article IX is reduced by a Loss Reduction Amount, the amount of such Loss Reduction Amount (less any costs, expenses or premiums incurred in connection therewith) will promptly be repaid by the indemnified party to the indemnifying party. Sellers hereby waive any and every claim for recovery from Buyer for any and all Damages which Buyer recovers as a Loss Reduction Amount. Sellers agree that the waiver hereunder will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other Person).
     9.4 Notice of Claim; Right to Participate in and Defend Third Party Claim. If any indemnified party receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”), and the indemnified party intends to seek indemnity hereunder, the indemnified party will promptly provide the indemnifying party with notice of the Third Party Claim (including a copy of any related third party demand, claim or complaint). The failure by an indemnified party to notify an indemnifying party of a Third Party Claim will not relieve the indemnifying party of any indemnification responsibility under this Article IX, unless such failure adversely prejudices the ability of the indemnifying party to defend such Third Party Claim. The indemnifying party will have the right, exercisable by written notice to the indemnified party at any time following receipt of notice from the indemnified party of the commencement of or assertion of any Third Party Claim, at the sole expense of the indemnifying party, to assume the defense of such Third Party Claim which involves (and continues to involve) solely monetary damages; provided, that (a) the indemnifying party expressly agrees in such notice that, as between the indemnifying party and the indemnified party, the indemnifying party will be solely obligated to satisfy and discharge such Third Party Claim; provided, any amounts necessary to so discharge such Third Party Claim will first be recovered from the Escrowed Funds; and provided, if the indemnifying party gives the indemnified party prompt written notice and an opportunity to participate in the defense thereof, the indemnifying party will not be deemed to have agreed to be solely obligated to satisfy and discharge (i) such Third Party Claim to the extent facts and circumstances arise subsequent to the date of such notice that indicate, in the reasonable judgment of the indemnifying party, that the indemnifying party would not be solely responsible, as between the indemnifying party and the indemnified party, for the Damages resulting from such Third Party Claim or (ii) any additional claims brought in the same action against the indemnified party following the assumption of the defense of such Third Party Claim; (b) the defense or settlement of such Third Party Claim by the indemnifying party will not, in the reasonable judgment of the indemnified party, have a material and adverse effect on the continued operation of the indemnified party’s business; (c) the timing of the assumption of the defense by the indemnifying party will not, in the reasonable judgment of the indemnified party, adversely prejudice the defense of such Third Party Claim; and (d) the indemnifying party makes reasonably adequate provision to ensure the indemnified party of the ability of the indemnifying party to satisfy and discharge such Third Party Claim in full (provided, any amounts necessary to so discharge such Third Party Claim will first be recovered from the Escrowed Funds) (the conditions set forth in clauses (a), (b), (c) and (d) are collectively referred to as the “Litigation Conditions”); provided, however, that if the parties in any action will include both an indemnifying party and an indemnified party, and, under the applicable rules of professional conduct, counsel would not be permitted to represent both the indemnified party and the indemnifying party, the indemnified party will have the right to select separate counsel (in addition to local counsel solely for purposes of satisfying jurisdictional requirements) to participate in the defense of such action on its behalf, at the expense of the indemnifying party, to the extent such expenses are reasonable; and provided further, however, that the indemnifying party will forfeit the right to control the defense or settlement of any such claim if, at any time after assuming the defense or settlement thereof, the indemnifying party no longer satisfies the Litigation Conditions. If the indemnifying party elects not to compromise or defend the Third Party Claim, fails to notify the indemnified party of its election as herein provided, or fails to satisfy the Litigation Conditions, the indemnified party may pay, compromise or defend such Third Party Claim; and provided further, however, that the indemnifying party will not settle or compromise any Third Party Claim without the indemnified party’s prior written consent, unless (i) the terms of such settlement or compromise release the indemnified party from any and all liability with respect to the Third Party Claim, (ii) the indemnifying party will have available assets (giving effect to the aggregate amount of Escrowed Funds then available) sufficient to cover the full amount of any judgment or settlement award payable in connection with such Third Party Claim, and (iii) the indemnifying party will have acknowledged its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Article IX. The indemnified party will be entitled (at the indemnified party’s expense) to participate in the defense of any Third Party Claim with its own counsel. The parties agree to cooperate fully with each other and their respective counsel in the defense against any Third Party Claim. Notwithstanding any other provision of this Section 9.4, if Seller is the indemnifying party with respect to a Third Party Claim and such Third Party Claim relates to any actual or alleged Environmental Liability involving Hazardous Material not referred to in Section 9.2(b)(iii), the indemnified party has the option to either (x) allow Seller to defend the Third Party Claim pursuant to the terms and conditions of the preceding sentence with counsel reasonably acceptable to the indemnified party or (y) defend such Third Party Claim, provided that all legal fees and costs of the indemnified party’s attorneys in connection with the defense will be paid by such indemnified party and Sellers will not be obligated to indemnify Buyer with respect to such fees and costs. In the event Sellers and Buyer subsequently agree, in their reasonable discretion, to the addition of an insurer to cover some or all of the potential liabilities hereunder, the parties acknowledge that reasonable revisions to the provisions herein related to defense of Third Party Claims may be necessary in order to accommodate the insurer.
     9.5 Adjustment to Purchase Price. Any payment under this Article IX will be treated by the parties as an adjustment to the Purchase Price for Tax purposes to the extent permitted by applicable Law.
     9.6 Exclusive Remedy. Except for any Damages arising out of, or relating to, any breach of any representation or warranty contained in the Unlimited Sections or with respect to any fraud or willful or intentional misrepresentation, after the Closing has occurred, the right to indemnification under this Article IX will be the exclusive remedy of each party hereto in connection with any breach by the other party of its representations, warranties, covenants or agreements contained herein.
     9.7 No Special Damages. No party to this Agreement will have any liability for any special, exemplary, punitive or consequential damages (including loss of profit or revenue) suffered or incurred by any other party; except where a third party has claimed such damages.

ARTICLE X. MISCELLANEOUS
     10.1 Amendments and Waivers. Buyer and Sellers may, by mutual agreement, amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of the other party; (b) waive any inaccuracies in representations and warranties by the other party; (c) waive compliance by the other party with any of the covenants or agreements contained herein and performance of any obligations by the other party; and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party providing such waiver or extension, as the case may be. Such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.1.
     10.2 Entire Agreement. Reference is made to the Confidentiality Agreement dated August 17, 2004 (the “Confidentiality Agreement”) between Buyer, CalPly and USG Corporation. This Agreement, together with the exhibits and Schedules referred to herein, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties with respect to the subject matter hereof other than the Confidentiality Agreement.
     10.3 Governing Law. This Agreement, the Related Agreements, and all other agreements, documents and instruments delivered pursuant hereto incorporated herein, unless otherwise expressly provided therein, will be governed by, and construed in accordance with, the substantive laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without reference to the conflicts of laws rules of such state.
     10.4 Notices. Any notice, request or other communication required or permitted hereunder will be in writing and will be deemed to have been duly given (a) when received if personally delivered, (b) within five days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) within twelve hours after being sent by facsimile, with confirmed answer back, and (d) within one business day of being sent by established overnight courier, to the parties (and to the persons to whom copies will be sent) at their respective addresses set forth below.

If to Buyer or, after the Closing, any of the Companies:
USG Corporation
Legal Department
125 South Franklin Street
Chicago, Illinois 60606
Attention: Ellis A. Regenbogen, Esq., Associate General Counsel
Telephone: (312) 606-5978
Facsimile: (312) 606-4150
With a copy to:
Jones Day
77 W. Wacker Drive
Suite 3500
Chicago, Illinois 60601
Attention: Timothy J. Melton
Facsimile: (312) 782-8585
If to Sellers, or before the Closing, the Companies:
Joseph G. Zucchero
c/o California Wholesale Material Supply, Inc.
Telephone: (562) 433-2613
Facsimile: (562) 438-9263
With a copy to:
Sheppard, Mullin, Richter & Hampton LLP
333 South Hope Street
Forty-Eighth Floor
Los Angeles, California 90071
Attention: Lawrence M. Braun, Esq.
Telephone: (213) 617-4184
Facsimile: (213) 443-2814
and
Allen Ralston, Esq.
P.O. Box 92467
Long Beach, California 90809-2467
Telephone: (562) 494-4104
Facsimile: (562) 597-9527

Any party by notice given to the other party in accordance with this Section 10.4 may change the address or the persons to whom notices or copies thereof will be directed.
     10.5 Counterparts. This Agreement may be executed in any number of counterparts (any of which may be delivered by facsimile or email transmission followed promptly by an executed original), each of which will be deemed to be an original, and all of which together will constitute one and the same instrument.
     10.6 Assignment; Affiliates. This Agreement, including without limitation Section 9.2, will be binding upon and inure to the benefit of the successors, heirs, beneficiaries, representatives and assigns of each party hereto, including without limitation the beneficiaries of any trust which is a party hereto, but no rights, obligations or liabilities hereunder will be assignable by any party without the prior written consent of the other party except as provided in Section 1.4.
     10.7 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in an arbitration instituted pursuant to Section 10.8.
     10.8 Arbitration.
     (a) Each party hereto, for itself and its successors and assigns, agrees that any dispute between the parties hereto with respect to any matter covered by or arising out of this Agreement will be submitted to binding arbitration, before one arbitrator and administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (this “AAA Rules”), to occur in Los Angeles, California. Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to binding arbitration under the AAA Rules to occur in Los Angeles, California. Each party agrees not to commence any action, suit or proceeding relating hereto in any venue other than arbitration.
     (b) Each party is required to notify the other parties and the Escrow Agent, in writing, of any dispute. Notice of a dispute for which the party intends to initiate arbitration will be made by registered or certified mail, postage prepaid, to each party at its address set forth in Section 10.4 or at such other address of which the other parties have been notified in accordance with the provisions of Section 10.4. Within ten days after receipt of a notice of a dispute for which the party intends to initiate arbitration, Buyer and Sellers will designate in writing one arbitrator to resolve the dispute; provided, that if Buyer and Sellers cannot agree on an arbitrator within such ten-day period, the party that provided written notice of the dispute will file a demand for arbitration with the American Arbitration Association and the arbitrator will be selected by the American Arbitration Association. The arbitrator so designated will not be an employee, consultant, officer, director or equity holder of any party hereto or any Affiliate of any party to this Agreement.

     (c) The parties will participate in the arbitration in good faith. Each such party will have the right to be represented by counsel. The arbitration will be governed by the AAA Rules; provided, that the final arbitration decision is to be rendered as promptly as practicable but in any event no later than 180 days after first referral to the arbitrator, and the arbitrator will agree to comply with this schedule before accepting appointment; provided further, however, that this time limit may be extended by agreement of the parties and by the arbitrator, if necessary.
     (d) The arbitrator’s decision and award will be made and delivered in writing to each party and the Escrow Agent and will set forth a reasoned basis for the decision, including any award of damages or finding of liability. The decision and award of the arbitrator will be binding and conclusive upon all parties hereto.
     (e) The prevailing party in any arbitration will be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration, and the non-prevailing party will pay such fees. The non-prevailing party will also be responsible for the payment or reimbursement of the fees of the arbitrator and the costs and expenses of the arbitration. The arbitrator will determine which is the prevailing party for purposes of this Section 10.8(e). The arbitrator will also determine the amount of “reasonable attorney’s fees” to be awarded to the prevailing party.
     (f) Any arbitration award entered pursuant to this Section 10.8 will be binding and the parties waive any appellate review of the arbitration award absent manifest error. Judgment upon the award by the arbitrator may be entered in any court having jurisdiction thereof.
     10.9 Third Parties. Except as provided in Section 1.4, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than Buyer, Sellers and the Companies any rights or remedies under or by reason of this Agreement.
     10.10 Headings. The headings in this Agreement are solely for convenience of reference and will not be given any effect in the construction or interpretation of this Agreement.
     10.11 Gender and Number. The masculine, feminine or neutered gender and the singular or plural number will each be deemed to include the others whenever the context so indicates.
     10.12 Construction. Buyer and Sellers have participated jointly in the negotiation and drafting of this Agreement and the Related Agreements. In the event any ambiguity or question of intent or interpretation arises, this Agreement and the Related Agreements will be construed as if drafted jointly by Buyer and Sellers, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or the Related Agreements. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “included,” “includes,” or “including” (or any other tense or variation of the word “include”) in this Agreement will be deemed to be followed by the words “without limitation.” When reference is made in this Agreement to an Article or

Section or Schedule, such reference will be to an Article or Section or Schedule of this Agreement unless otherwise indicated. All accounting terms used but not otherwise defined in this Agreement will have the meanings determined by GAAP. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any document or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.
     10.13 Exhibits and Disclosure Schedules. All exhibits and schedules, including the Disclosure Schedule, annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). Any information disclosed in a particular Schedule will not be deemed disclosed and incorporated into any other Schedule of the Disclosure Schedule except to the extent the applicability of the disclosure to such other Schedule is reasonably inferable from the disclosure made. Except to the extent set forth in the Disclosure Schedule, neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to vary the definition of “Seller Material Adverse Change” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party will use the fact, in and of itself, of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement; provided that nothing herein is intended to modify any determination with respect to (a) whether a representation, warranty or covenant in which such amount is set forth has been breached or defaulted upon or (b) one party’s rights including rights to terminate or obtain indemnification as a result of such breach or default. Unless this Agreement specifically provides otherwise, except to the extent set forth in the Disclosure Schedule, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party will use the fact, in and of itself, of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.
     10.14 Conflict of Interest. If any Seller so desires, and without the need for any consent or waiver by the Companies or Buyer, SMRH will be permitted to represent such Seller after the Closing in connection with any matter, including without limitation anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, SMRH will be permitted to represent such Seller, any of his agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with Buyer, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving consulting or noncompetition agreements or other agreements entered into by such Seller in connection with this Agreement. Upon and after the Closing, the Companies will cease to have any attorney-client relationship with SMRH, unless and to the extent SMRH is specifically engaged in writing by a Company to represent such Company after Closing and either such engagement involves no conflict of interest with respect to such Seller or such Seller consents in writing at the time to such engagement. Any such representation of such Company by SMRH after the Closing will not affect the foregoing provisions hereof.
[Signatures on next page]

          IN WITNESS WHEREOF, Individual has executed this Agreement, and Seller Holdco, Seller Trust, Buyer and each of the Companies have caused their respective duly authorized representatives, agents or trustees to execute this Agreement, as of the date first written above.

Buyer:			Individual:

L&W SUPPLY CORPORATION
/s/ Joseph George Zucchero

			Name:	Joseph George Zucchero
By:	/s/ Brendan J. Deely

	Name:	Brendan J. Deely
	Title:	President and Chief Operating Officer
Seller Holdco:

JCSG HOLDINGS CORPORATION

By:	/s/ John W. Cain		By:	/s/ Joseph George Zucchero

	Name:	John W. Cain		Name:
	Title:	Executive Vice President,		Title:
Business Development, Strategy and Corporate Relations

Seller Trust:

THE JOSEPH G. ZUCCHERO FAMILY TRUST DATED SEPTEMBER 12, 1988

			By:	/s/ Joseph George Zucchero

Joseph George Zucchero, Trustee

			By:	/s/ Karen S. Zucchero

Karen S. Zucchero, Trustee

Companies:

CALIFORNIA WHOLESALE MATERIAL SUPPLY, INC.

By:	/s/ Joseph George Zucchero

Name:
Title:

STOCKDALE MATERIALS CO., INC.

By:	/s/ Joseph George Zucchero

Name:
Title:

SOUTHWEST INSTALL AND REWORK, INC.

By:	/s/ Joseph George Zucchero

Name:
Title:

E FOAM CORP.

By:	/s/ Joseph George Zucchero

Name:
Title:

DISTRIBUIDORA CALPLY DE MEXICO, S.A DE C.V.

By:	/s/ Joseph George Zucchero

Name:
Title:

EXHIBITS

Exhibit A-1	Companies
Exhibit A-2	Pre-Restructuring Capitalization
Exhibit A-3	Restructuring
Exhibit A-4	Post-Restructuring Capitalization
Exhibit B	Foam Agreement
Exhibit C	Stockdale Agreement
Exhibit D	Form of Escrow Agreement
Exhibit E	Accounting Principles
Exhibit F-1	Change of Control Agreement
Exhibit F-2	Individuals Receiving Change of Control Agreements
Exhibit G	Form of Opinion of SMRH
Exhibit H-1	Form of Noncompetition Agreement (Individual)
Exhibit H-2	Form of Noncompetition Agreement
Exhibit H-3	Form of Consulting Agreement
Exhibit H-4	Form of Retention Agreement
Exhibit I-1	Form of New Lease Agreement
Exhibit I-2	New Lease Agreement Terms
Exhibit J	Form of Spousal Consent
Exhibit K	Form of Waiver
Exhibit L	Seller’s Knowledge
Exhibit M	Form of Retention Incentive Bonus Agreement